UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to 240.14a-12

INTEGRAL SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

INTEGRAL SYSTEMS, INC.

5000 Philadelphia Way

Lanham, Maryland 20706-4417

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 26, 2009

TO THE STOCKHOLDERS OF INTEGRAL SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Integral Systems, Inc., a Maryland corporation (the “Company”), will be held at the Company’s offices located at 5000 Philadelphia Way, Lanham, Maryland, at 10:00 a.m., on February 26, 2009, for the following purposes:

1.	To elect seven directors to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the action of the Audit Committee of the Board of Directors in appointing Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year;

3.	To approve an amendment to the Company’s charter to eliminate the supermajority voting requirements imposed by the Maryland General Corporation Law;

4.	To approve certain clarifying amendments to the Company’s charter; and

5.	To transact such other business as may properly come before the Annual Meeting.

All of the foregoing is more fully set forth in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has set the close of business on December 19, 2008 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of the stockholders as of the record date will be available for inspection by stockholders, for any purpose germane to the Annual Meeting, at the Company’s offices or the offices of Registrar & Transfer Co., the Company’s transfer agent, during normal business hours for a period of ten (10) days prior to the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. REGARDLESS OF WHETHER YOU PLAN ON ATTENDING THE ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY VOTE YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors,

John B. Higginbotham
Chief Executive Officer and President

January 21, 2009

Lanham, Maryland

INTEGRAL SYSTEMS, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT	1
INFORMATION CONCERNING SOLICITATION AND VOTING	1
CORPORATE GOVERNANCE	4
Corporate Governance Guidelines	4
Director Independence	4
Meetings of the Board of Directors; Attendance at Annual Meetings	4
Committees of the Board	5
Compensation Committee Interlocks and Insider Participation	6
Selection of Director Nominees	6
Stockholder Communications with the Board of Directors	7
Code of Ethical Conduct	7
PROPOSALS TO BE VOTED ON	8
PROPOSAL NO. 1 - ELECTION OF DIRECTORS	8
General	8
Director Nominee Information	8
PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
General	12
Change in Independent Registered Public Accounting Firm	12
Principal Accountant Fees and Services	13
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	13
Audit Committee Report	14
PROPOSAL NO. 3 - PROPOSAL TO APPROVE AN AMENDMENT TO THE CHARTER TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENTS IMPOSED BY THE MARYLAND GENERAL CORPORATION LAW	15
PROPOSAL NO. 4 - PROPOSAL TO APPROVE CERTAIN CLARIFYING AMENDMENTS TO THE CHARTER	16
OWNERSHIP OF SECURITIES	17
Security Ownership of Certain Beneficial Owners and Management	17
Section 16(a) Beneficial Ownership Reporting Compliance	18
EXECUTIVE OFFICERS	19
EXECUTIVE AND DIRECTOR COMPENSATION	21
Compensation Committee Report	21
Compensation Discussion and Analysis	21
Summary Compensation Table	31
Non-Employee Director Fiscal 2008 Compensation	42
OTHER MATTERS	45
Policy on Transactions and Arrangements with Related Persons	45
Certain Relationships and Related Transactions	45
Stockholder Proposals and Director Nominations at Annual Meetings	46
Stockholder Proposals for Inclusion in 2010 Proxy Materials	47
Householding	47
Availability of Annual Report on Form 10-K	47
APPENDIX A	A-1

INTEGRAL SYSTEMS, INC.

5000 Philadelphia Way

Lanham, Maryland 20706-4417

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

THURSDAY, FEBRUARY 26, 2009

Integral Systems, Inc.’s Notice of Annual Meeting and Proxy Statement, Annual Report

and other proxy materials are available at http://www.cfpproxy.com/3409.

The Board of Directors (the “Board of Directors” or the “Board”) of Integral Systems, Inc., a Maryland corporation (the “Company”, “we”, “us” or “our”), solicits your proxy for the 2009 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at 10:00 a.m. on Thursday, February 26, 2009, at the Company’s offices located at 5000 Philadelphia Way, Lanham, Maryland, and any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

These proxy solicitation materials were first distributed on or about January 21, 2009 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters described in the accompanying Notice of Annual Meeting of Stockholders. These actions include: the election of seven directors; ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year; approval of an amendment to the charter of the Company (the “Charter”) to eliminate the supermajority voting requirements imposed by the Maryland General Corporation Law; approval of certain clarifying amendments to the Charter; and any other matter properly presented. In addition, our management will report on the Company’s performance during fiscal 2008 and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, December 19, 2008, are entitled to receive notice of and to vote at the Annual Meeting, and any postponement or adjournment of the Annual Meeting. Each outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), entitles its holder to cast one vote with respect to each nominee for director and one vote on each other matter to be voted upon.

Who can attend the Annual Meeting?

All stockholders of record at the close of business on the record date, or their duly appointed proxies, may attend the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the Annual Meeting. As of the December 19, 2008 record date, 17,250,334 shares of our Common Stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. Similarly, “broker non-votes” (described below) will be counted in determining whether there is a quorum.

How do I vote?

You may vote either by casting your vote in person at the Annual Meeting, or by marking, signing and dating each proxy card you receive and returning it in the prepaid envelope. If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.

What does the Board of Directors recommend?

The recommendations of the Board of Directors are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	“FOR” election of the seven (7) director nominees (see Proposal No. 1);

•	“FOR” ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year (see Proposal No. 2);

•	“FOR” approval of the Charter amendment to eliminate the supermajority voting requirements imposed by the Maryland General Corporation Law (see Proposal No. 3); and

•	“FOR” approval of certain clarifying amendments to the Charter (see Proposal No. 4).

How will my shares be voted?

Your shares will be voted as you indicate on the proxy card. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted: “FOR” election of the seven (7) director nominees; “FOR” ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year; “FOR” approval of the Charter amendment to eliminate the supermajority voting requirements imposed by the Maryland General Corporation Law; and “FOR” approval of certain clarifying amendments to the Charter. Your shares will be voted in accordance with the discretion of the proxy holders as to any other matter that is properly presented.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion on some of the items to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items and will not be counted in determining the number of shares necessary for approval for each item. A broker non-vote with respect to shares occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item from the beneficial owner or other person entitled to vote such shares.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the Annual Meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

•	returning a later-dated signed proxy card;

•	delivering a written notice of revocation to the Company at 5000 Philadelphia Way, Lanham, Maryland 20706-4417, Attn.: Jeffrey A. Rosolio, Secretary; or

•	attending the Annual Meeting and voting in person.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

What vote is required to approve each proposal?

For Proposal No. 1, election of the directors, a plurality of the votes cast at the Annual Meeting at which a quorum is present is sufficient to elect each director. Thus, each stockholder will be entitled to vote “FOR” seven (7) nominees, and the seven (7) nominees with the greatest number of votes will be elected. Abstentions and broker non-votes (which may occur if a beneficial owner of Common Stock whose shares are held in a brokerage or bank account fails to provide the broker or bank with voting instructions as to such shares of Common Stock) will have no effect on the election of directors.

For Proposal No. 2, ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year, the affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present will be required for approval. Abstentions and broker non-votes are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum exists. Abstentions and broker non-votes will not be treated as votes cast and will not affect the outcome of the vote with respect to Proposal No. 2.

For each of Proposal No. 3 (approval of the Charter amendment to eliminate the supermajority voting requirements imposed by the Maryland General Corporation Law) and Proposal No. 4 (approval of certain clarifying amendments to the Charter), the affirmative vote of two-thirds of all the votes entitled to be cast on the matter at the Annual Meeting at which a quorum is present will be required for approval. Therefore, abstentions and broker non-votes effectively count as votes against Proposal No. 3 and Proposal No. 4.

Who will count the vote?

Representatives of Registrar & Transfer Co., our independent stock transfer agent, will count the votes and act as the inspector of election.

Who paid for the cost of this proxy solicitation?

The Company paid for this proxy solicitation, and we have retained D.F. King & Co., Inc. to solicit proxies for a fee of $12,500 plus a reasonable amount to cover expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities also may solicit proxies.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that meet or exceed the NASDAQ Stock Market, Inc. (“NASDAQ”) Listing Standards. As described in the Corporate Governance Guidelines, the Board of Directors makes an affirmative determination regarding the independence of each director annually. An “independent” director is a director who meets the NASDAQ definition of independence, as determined by the Board. The full text of the Corporate Governance Guidelines can be found in the Corporate Governance section of the Company’s website (www.integ.com/CorporateGovernance). A copy also may be obtained upon request to the Company at 5000 Philadelphia Way, Lanham, Maryland 20706-4417, Attn.: Jeffrey A. Rosolio, Secretary.

Director Independence

The Board of Directors undertook its annual review of director independence in December 2008, and in the process reviewed the independence of each director nominee. The purpose of these reviews was to determine whether any of the director nominees had relationships or transactions that were inconsistent with a determination that the nominee is independent. During these reviews, transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries were considered.

Based on the NASDAQ Listing Standards, the Board affirmatively determined that Dr. Albertine, General Armor, Mr. Casner, Mr. Leimkuhler and Mr. McComas is each an independent director. Mr. Baldwin and Mr. Higginbotham are considered inside directors, and therefore not independent, as a result of their employment by the Company during the 2008 fiscal year. Previously, the Board also had affirmatively determined that William F. Harley III (who served as a director from February 2006 to February 2008) was independent of the Company and its management.

Meetings of the Board of Directors; Attendance at Annual Meetings

The Board of Directors met 14 times in the fiscal year ended September 30, 2008. Each of the Company’s incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served during the time he served as a director or a member of any committee. The Company encourages all directors to attend each Annual Meeting. With the exception of Mr. Leimkuhler, each of the current Board members who was a member of the Board at the time of the 2008 Annual Meeting of Stockholders attended the 2008 Annual Meeting.

Committees of the Board

The Board of Directors has five standing committees: an Audit Committee; a Nominating Committee; a Compensation Committee; a Strategic Growth Committee; and a Special Committee to handle the SEC investigation/NASDAQ inquiry, described in Item 3 (Legal Proceedings) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008. The Board has adopted a written charter for each of the Audit, Nominating and Compensation Committees, and those charters are available on the Corporate Governance section of the Company’s website (www.integ.com/CorporateGovernance). Copies of the committee charters also may be obtained upon request to the Company at 5000 Philadelphia Way, Lanham, Maryland 20706-4417, Attn.: Jeffrey A. Rosolio, Secretary. The members of the Board’s current committees are identified in the following table:

Director	Audit Committee	Compensation Committee	Nominating Committee	Strategic Growth Committee	Special Committee (SEC Investigation/ NASDAQ Inquiry)
John M. Albertine	—	X	X	X	X
James B. Armor, Jr.	—	—	—	X	—
Alan W. Baldwin	—	—	—	—	—
Paul G. Casner, Jr.	X	Chair	Chair	X	X
John B. Higginbotham	—	—	—	—	—
William F. Leimkuhler	Chair	X	X	X	Chair
R. Doss McComas	X	X	—	Chair	X

Audit Committee. The Audit Committee’s responsibilities include: selecting, evaluating, appointing, replacing and overseeing the services of the Company’s independent registered public accounting firm; pre-approving the terms of all audit services, and any permissible non-audit services, to be provided by the Company’s independent registered public accounting firm; evaluating the independent registered public accounting firm’s qualifications and independence, including considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent registered public accounting firm; overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; overseeing the Company’s internal control environment and compliance with legal and regulatory requirements; and overseeing the performance of the Company’s internal audit function and independent registered public accounting firm.

The Board of Directors has determined that the members of the Audit Committee are independent as defined in the NASDAQ Listing Standards and applicable rules of the U.S. Securities and Exchange Commission (“SEC”). In addition, the members of the Committee meet additional, heightened independence criteria that apply to audit committee members under the NASDAQ Listing Standards. The Audit Committee met six times during fiscal 2008. There is unrestricted access between the Audit Committee and the independent registered public accounting firm. The Board of Directors has determined that William F. Leimkuhler is an “audit committee financial expert,” as defined in SEC rules as a result of his service on various audit committees and his years working as an investment banker, which required him to analyze and evaluate the financial statements of numerous public companies.

Compensation Committee. The Compensation Committee’s responsibilities include reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, recommending to the independent directors the Chief Executive Officer’s compensation level based on this evaluation, recommending to the Board the compensation of other executive officers based upon the recommendation of the Chief Executive Officer, reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to directors, and administering the Company’s equity incentive-based and equity-based compensation plans that are subject to the Board’s approval.

The Board of Directors has determined that the members of the Committee are independent as defined in the NASDAQ Listing Standards. The members of the Compensation Committee also are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee met seven times during fiscal 2008. For additional information regarding the processes and procedures used by the Compensation Committee, please see the section entitled “Compensation Discussion and Analysis” below.

Nominating Committee. The Nominating Committee’s responsibilities include identifying qualified individuals to become directors of the Company, recommending to the Board of Directors qualified director nominee(s) for election at annual meetings and special meetings of stockholders and persons to be considered to fill any Board vacancy and any newly created directorship, and recommending to the Board membership on the Audit Committee. The Board has determined that the members of the Nominating Committee are independent as defined in the NASDAQ Listing Standards. The Nominating Committee met four times during fiscal 2008.

Strategic Growth Committee. The Strategic Growth Committee’s responsibilities include overseeing the development and pursuit of the strategic plans and goals of the Company.

Special Committee (SEC Investigation/NASDAQ Inquiry). The Special Committee is composed of independent directors, and the Committee is responsible for supervising the Company’s responses to an investigation by the SEC and the related NASDAQ inquiry. For more information on the investigation and the inquiry, please see Item 3 (Legal Proceedings) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Company, and no interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

Selection of Director Nominees

The Nominating Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. The Nominating Committee does not have a formal policy for consideration of director candidates recommended by the Company’s stockholders, because the Board has adopted Corporate Governance Guidelines that state that stockholder-recommended candidates will be evaluated using the same criteria as internally generated candidates. You may recommend any person for consideration as a director nominee by writing to the Nominating Committee of the Board of Directors, c/o Integral Systems, Inc., 5000 Philadelphia Way, Lanham, Maryland 20706-4417. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of our Common Stock, biographical information about the individual recommended and any other information the stockholder believes would be helpful to the Nominating Committee in evaluating the individual recommended.

Once the Nominating Committee has identified a candidate, the Nominating Committee evaluates the candidate by considering any and all factors that it deems to be relevant. Although there are no minimum qualifications, the factors evaluated by the Nominating Committee may include, among others, the following: relevant business and industry experience; level of education; business acumen; understanding of the Company’s business and industry; strategic thinking and willingness to share ideas; network of contacts; diversity of experiences; expertise and backgrounds among Board members; and independence.

The Nominating Committee makes a recommendation to the full Board of Directors as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. Based on the Nominating Committee’s recommendation, the Board of Directors elected General Armor as a new director in March 2008. General Armor was suggested to the Nominating Committee by an executive officer of the Company.

Stockholder Communications with the Board of Directors

Any stockholder who wishes to communicate directly with the Board of Directors or any member of the Board should do so in writing, addressed to John M. Albertine, Chairman of the Board of Directors, c/o Integral Systems, Inc., 5000 Philadelphia Way, Lanham, Maryland 20706-4417. These communications will not be screened by management prior to receipt by the Board of Directors.

Code of Ethical Conduct

The Board of Directors has adopted a written Code of Ethical Conduct, a copy of which is available in the Corporate Governance section of the Company’s website (www.integ.com/CorporateGovernance) or upon written request to the Company at 5000 Philadelphia Way, Lanham, Maryland 20706-4417, Attn.: Jeffrey A. Rosolio, Secretary. The Company requires all directors, officers and employees to adhere to this Code in addressing the legal and ethical issues encountered in conducting their work. The Code requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in the Company’s best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code. In addition, the Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The current by-laws of the Company (the “Bylaws”) provide that the number of members of the Board of Directors shall consist of not less than three nor more than nine directors and that the exact number may be determined by the Board of Directors or the stockholders. The Board of Directors has determined that the current number of members of the Board of Directors shall be seven. Each director is elected for a one-year term at each annual meeting of the stockholders. Directors serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until a director’s death or retirement or until the director resigns or is removed.

A Board of Directors consisting of seven (7) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote all of the proxies received by them for the Company’s seven (7) nominees. Each of the following seven (7) directors has been nominated for election at the Annual Meeting: John M. Albertine, James B. Armor, Jr., Alan W. Baldwin, Paul G. Casner, Jr., John B. Higginbotham, William F. Leimkuhler and R. Doss McComas (each, a “Nominee,” and collectively, the “Nominees”). Each of the Nominees presently serves on our Board of Directors. We do not know of any reason why any of the Nominees would be unable to serve. However, if any of the Nominees should become unavailable to serve as a director, the Board of Directors may designate a substitute nominee or reduce the size of the Board of Directors. If the Board of Directors designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

Director Nominee Information

Set forth below is certain information regarding the Nominees. The age shown below for each Nominee is as of February 26, 2009, the date of the Annual Meeting.

Directors	Age	Position
John M. Albertine	64	Chairman of the Board and Independent Director
James B. Armor, Jr.	58	Independent Director
Alan W. Baldwin	71	Director
Paul G. Casner, Jr.	71	Independent Director
John B. Higginbotham	53	Chief Executive Officer, President and Director
William F. Leimkuhler	57	Independent Director
R. Doss McComas	54	Independent Director

John M. Albertine, 64, joined the Board of Directors on December 6, 2006 and was appointed to the position of Chairman on April 10, 2007. In 1990, Dr. Albertine founded Albertine Enterprises, Inc., a merchant banking, consulting and lobbying firm. Dr. Albertine has been the Chairman and Chief Executive Officer of Albertine Enterprises for the last 18 years and continues in that position today. From 1986 through 1990, he served as Vice Chairman of the Fruit of the Loom Company. From 1981 through 1986, he served as President of the American Business Conference. From 1979 to 1980, he served as Executive Director to the Congressional Joint Economic Committee. From 1977 through 1979, he served as Legislative Assistant to U.S. Senator Lloyd M. Bentsen. From 1969 through 1977, Dr. Albertine served as an Instructor, Assistant Professor, Associate Professor and ultimately as Chair of the Department of Economics at Mary Washington College. Dr. Albertine holds a Ph.D. in Economics from the University of Virginia and a Bachelor of Arts in Economics from King’s College. Dr. Albertine has been a director of 14 publicly traded companies in his career. Currently, Dr. Albertine is a director of Kadant Inc., a supplier of technology-based systems for the global pulp and paper industry, and Intersections, Inc., a leading global provider of consumer and corporate identity risk management services.

James B. Armor, Jr., 58, joined the Board of Directors on March 14, 2008. General Armor is the owner and Chief Executive Officer of The Armor Group, LLC, a position he has held since September 2007. The Armor Group, LLC is an aerospace consultant to military, intelligence, and civil government organizations and commercial and international industry specializing in space systems development, operations, strategic planning and organizational management. Previously, General Armor served as an active duty officer in the United States Air Force from May 1973 until his retirement on January 1, 2008. Most recently, General Armor served as Director of the National Security Space Office, Office of the Under Secretary of the Air Force until his retirement on January 1, 2008. Prior to this, he served as Director, Signals Intelligence Acquisition and Operations, National Reconnaissance Office, where he was responsible for U.S. intelligence satellite systems. Earlier in his career, General Armor served as the Director of the Global Positioning System, the U.S. government’s largest satellite constellation. General Armor is a trained astronaut who holds a Master of Science degree in Electrical Engineering (Electro-Optics) from AF Institute of Technology, and Bachelor of Science degrees in Electrical Engineering and Psychology from Lehigh University. General Armor also serves as a director of Navsys Corporation, a firm providing high-quality technical products and services in GPS hardware design, systems engineering, systems analysis and software design.

Alan W. Baldwin, 71, joined the Board of Directors on December 6, 2006. He served as the interim Chief Executive Officer and as President of the Company, appointed on May 31, 2007 and November 13, 2007, respectively, until July 9, 2008 and December 10, 2008, respectively. Prior to joining the Company, Mr. Baldwin served as President and Chief Operating Officer of Argosy International from May 2005 through May 2006 and as a consultant to Argosy International from June 2006 until assuming the role of interim Chief Executive Officer of the Company. Argosy International is a supplier of composite materials, specialty chemicals, technology, equipment, products and services to aerospace OEMs, airlines and overhaul and maintenance facilities located in the Far East. Mr. Baldwin served as President of Alcore Inc., a subsidiary of the M.C. Gill Company that manufactures aluminum honeycomb composite materials for the aircraft industry, from May 2001 through November 2004. During the period 1980 through 2000, Mr. Baldwin served as the Chief Executive Officer and/or President of several high technology-based companies manufacturing a range of products including optical fiber, hybrid integrated circuits and composite aircraft structures. Mr. Baldwin spent 10 years from 1969 through 1979 with TRW Electronics in Los Angeles, managing a manufacturing plant specializing in producing high-reliability semiconductor products for guidance and navigation systems for the Air Force’s Minuteman and the Navy’s Poseidon ICBM systems. After graduating from the U.S. Military Academy at West Point, New York in June 1959, Mr. Baldwin was an officer in the U.S. military at the Army’s Redstone Arsenal in Huntsville, Alabama, and the Air Force Space and Missile Systems Organization in Los Angeles, California through 1968. While in the Air Force, he played a vital role in the early research and development of laser guided missiles and smart bomb technology for both the Army and subsequently the Air Force. He also managed a subsystems program office while in the Air Force providing boost-phase guidance & control and telemetry equipment for all Atlas and Titan space launches at Cape Kennedy in Florida and Vandenberg Air Force Base in California. Mr. Baldwin received a Bachelor of Science degree from the U.S. Military Academy at West Point, New York and a Master of Science degree from the University of Alabama. Mr. Baldwin currently serves on the Board of Directors of ReGen Biologics, an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets, and is Chairman of ReGen Biologics’ Audit Committee.

Paul G. Casner, Jr., 71, joined the Board of Directors on December 18, 2006. On April 30, 2005, Mr. Casner retired from DRS Technologies, Inc., a supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide, as Executive Vice President of Operations and Chief Operating Officer. Mr. Casner had served at DRS Technologies as Executive Vice President of Operations since 1998 and Chief Operating Officer since 2000. Mr. Casner previously formed Technical Applications and Service Company (TAS) in 1991, which purchased the assets of the Norden Service Company and merged into DRS Technologies in 1993. Following the merger, Mr. Casner became President of DRS Electronic Systems, a position he held until 1994. Previously, Mr. Casner served as President and Chief Executive Officer of the Norden Service Company, a company he joined in 1984 as Vice President in Charge of

Maryland Operations, eventually advancing to the role of Senior Vice President of Engineering for all Norden Systems. In 1979, Mr. Casner co-founded American Computer and Electronics Corporation, where he grew the military segment of the company and led the effort to develop a Console Emulation Capability, which was used by the U.S. Navy for combat training. After graduating from Drexel University, Mr. Casner joined the staff of The Johns Hopkins Applied Physics Laboratory (APL) and advanced to the status of Principal Staff. Mr. Casner earned a Bachelor of Science degree in Electrical Engineering from Drexel University and a Master of Science degree in Management Science from The Johns Hopkins University. He is a member of the Naval Reserve Association and is a Commodore of the Navy League of the United States, in addition to other professional affiliations. Mr. Casner has more than 40 years of defense industry experience, which includes several senior positions in business management, technical management, strategic planning and business development. In addition, Mr. Casner serves on the Board of Directors of Mikros Systems Corporation, Atair Aerospace, Inc. and Aurora Flight Sciences Corporation.

John B. Higginbotham, 53, was appointed as the Company’s Chief Executive Officer and as a member of the Board of Directors on July 9, 2008 and as President of the Company on December 10, 2008. Mr. Higginbotham is the Founder and Managing Member of SpaceVest LLC, an entity providing strategic and management guidance to a number of early-stage and middle market enterprises, a position he has held since 2006. Mr. Higginbotham also currently is a General Partner of SpaceVest Fund, LP, SpaceVest Partners, LP and SpaceVest GP, venture capital investment facilities that are now inactive, a position he has held since 1995. In addition, from 1997 through 2006, Mr. Higginbotham was the Founder, Chairman and Managing Director of SpaceVest affiliated private equity venture capital entities (now Redshift Ventures), managing approximately $270 million of investments in more than 50 high-technology companies. Earlier in his career, Mr. Higginbotham co-founded International Technology Underwriters (Intec), which was acquired by AXA Insurance Company, a globally recognized space and telecommunications insurance underwriting management firm. Mr. Higginbotham initiated his career with Hewlett-Packard Company as Product Manager for HP’s successful initial entry into the microcomputer marketplace. Mr. Higginbotham also serves on the Board of Directors of Protostar, Ltd., a satellite operator. He was formerly Chairman, now Director Emeritus, of the Space Foundation, a premier non-profit organization supporting space activities, space professionals and education, and Mr. Higginbotham maintains affiliations with several other industry associations. He received his Bachelor of Science degree in civil engineering from Virginia Polytechnic Institute and State University (Virginia Tech) with Honors and his Master of Business Administration from Harvard Business School.

William F. Leimkuhler, 57, joined the Board of Directors on May 3, 2006. Mr. Leimkuhler is the General Counsel and Director of Business Development of Paice Corporation, a privately held developer of advanced vehicle powertrains, a position he has held since 1999. From 2004 to 2006, Mr. Leimkuhler also was a partner of Semaphore Partners LLC, based in Stamford, Connecticut. From 1994 through 1999, he held various positions with Allen & Company, initially serving as the firm’s General Counsel. Prior to that, Mr. Leimkuhler was a corporate partner with the New York law firm of Werbel & Carnelutti (which later became Heller Ehrman White & McAuliffe), a firm he joined in 1984. Mr. Leimkuhler holds a Juris Doctor from New York University and a Bachelor of Science and a Master of Science from the Massachusetts Institute of Technology. Mr. Leimkuhler serves as a director of Speedus Corp., which is engaged in healthcare and wireless telecommunications and other businesses. Prior to and since joining the Board of Speedus Corp., Mr. Leimkuhler also has performed consulting assignments for Speedus and its affiliates, including working as Chief Operating Officer of VisionStar, a start-up company with a full CONUS Ka-band slot with a plan to develop Internet and other services with a small satellite developed by Orbital Systems. Mr. Leimkuhler also serves as a director of U.S. Neurosurgical, Inc., an owner and operator of stereotactic radiosurgery centers, and Argan, Inc., which provides a range of engineering and construction services to the power industry, offers telecommunications infrastructure services and manufactures and distributes nutritional supplements.

R. Doss McComas, 54, joined the Board of Directors in July 1995 and served as Chairman of the Board from April 21, 2006 until April 10, 2007. Mr. McComas currently serves as President of IWS Communications, a business process provider to, and investor in, companies serving internet, cellular, wireless and satellite links for domestic and international customers, a position he has held since December 2008. He also serves as President of Persistent Telecom, a provider of cellular, wireless and satellite links for domestic and international customers, a position he has held since March 2008. Previously, from 2005 through March 2008, Mr. McComas served as Vice President of TECORE Wireless Systems, Inc., a supplier of cellular protocol-based wireless systems. From 2000 through 2006, Mr. McComas was President of LynxConnect, an Internet service provider, and President of Cybercommunitys, a community software provider. From 1999 through 2000, he served as President of Fortel Technologies, Inc., a communications service provider. From 1995 through 1999, Mr. McComas served as Chairman of Plexsys International, a cellular telephone infrastructure provider. From 1982 through 1995, he held positions with COMSAT RSI, a satellite control and network management company, and Radiation Systems, Inc., a public satellite and wireless communications antenna provider, including Group Vice President, Vice President of Acquisitions, Strategic Planning and International Marketing and General Counsel. Mr. McComas holds a Bachelor of Arts degree from Virginia Polytechnic Institute, a Master of Business Administration from Mt. Saint Mary’s University and a Juris Doctor from Gonzaga University.

The Board of Directors unanimously recommends that stockholders vote “FOR” each of the Nominees.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year. Ernst & Young LLP, a firm of registered public accountants, has served as the Company’s independent registered public accounting firm since September 19, 2008. Ernst & Young LLP will examine and report to stockholders on the consolidated financial statements of the Company and its subsidiaries.

The Board of Directors has put this proposal before the stockholders because the Board believes that seeking stockholder ratification of the Audit Committee’s appointment of the Company’s independent registered public accounting firm is good corporate practice. This vote is only advisory, because the Audit Committee has the sole authority to retain and dismiss the Company’s independent registered public accounting firm. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the

Company’s independent registered public accounting firm for the 2009 fiscal year.

Change in Independent Registered Public Accounting Firm

On September 19, 2008, the Audit Committee of the Board of Directors dismissed Bernstein & Pinchuk LLP as the independent registered public accounting firm for the Company following completion of services related to review of the Company’s financial statements for the quarter ended June 30, 2008.

The reports of Bernstein & Pinchuk LLP on the Company’s consolidated financial statements and on the effectiveness of the Company’s internal control over financial reporting and management’s assessment thereof for the years ended September 30, 2007 and September 30, 2006, did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principle.

During the years ended September 30, 2007 and September 30, 2006, and through September 19, 2008, there were no disagreements with Bernstein & Pinchuk LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Bernstein & Pinchuk LLP, would have caused them to make reference thereto in their reports on the financial statements for such years.

During the years ended September 30, 2007 and September 30, 2006, and through September 19, 2008, there were no “reportable events” requiring disclosure pursuant to paragraph (a)(1)(v) of Item 304 of Regulation S-K.

The Company furnished a copy of the above disclosures, which were filed with the SEC in a Current Report on Form 8-K on September 23, 2008, to Bernstein & Pinchuk LLP and requested that Bernstein & Pinchuk LLP provide a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of Bernstein & Pinchuk’s letter, dated September 23, 2008, was filed as Exhibit 16.1 to the Current Report on Form 8-K filed by the Company on September 23, 2008.

Also on September 19, 2008, the Audit Committee, following a comprehensive evaluation process of several leading public accounting firms, engaged Ernst & Young LLP as the Company’s new independent registered public accounting firm.

The Company has not, nor has anyone on its behalf, consulted Ernst & Young LLP during the fiscal years ended September 30, 2006 and 2007 and through September 19, 2008, regarding either (1) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Company, and no written report or oral advice was provided by Ernst & Young LLP to the Company that Ernst & Young LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (2) any matter that was the subject of either a disagreement, as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K, or a reportable event, as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

Principal Accountant Fees and Services

The following table presents aggregate fees for professional services rendered by Ernst & Young LLP during fiscal year 2008 and aggregate fees for professional services rendered by Bernstein & Pinchuk LLP during fiscal year 2007.

Fee Category	Fiscal 2008	Fiscal 2007
Audit fees	$2,525,000	$211,004
Audit-related fees	0	12,000
Tax fees	0	0
All other fees	0	0
Total fees	$2,525,000	$223,004

Audit Fees. Audit fees consisted of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements, the audit of management’s assessment of its internal controls, review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and services that are normally provided by an auditor in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related fees represented professional services rendered for assurance and related services that are reasonably related to the audit of the Company’s annual financial statements for the 2008 and 2007 fiscal years and the review of the financial statements included in the Company’s quarterly reports on Form 10-Q for the 2008 and 2007 fiscal years. These services included the review of a Registration Statement of the Company on Form S-3 and related amendments, employee benefit plan audits, and consultations concerning financial accounting and reporting standards and transactions.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In accordance with the Company’s Audit Committee charter, the Audit Committee approves in advance any and all audit services, including audit engagement fees and terms, and non-audit services provided to the Company by its independent registered public accounting firm (subject to the de minimis exception for non-audit services contained in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), all as required by applicable law or listing standards. The independent registered public accounting firm and the Company’s management are required to periodically report to the Audit Committee the extent of services provided by the independent registered public accounting firm and the fees associated with these services.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent registered public accounting firm is engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States, management’s assessment of the Company’s internal controls over financial reporting and the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Accounting Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence.

Relying on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008, for filing with the SEC.

Submitted by the members of the Audit Committee:

William F. Leimkuhler, Chairman

Paul G. Casner, Jr.

R. Doss McComas

PROPOSAL NO. 3

PROPOSAL TO APPROVE AN AMENDMENT TO THE CHARTER TO

ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENTS IMPOSED

BY THE MARYLAND GENERAL CORPORATION LAW

Our Board of Directors, in its continuing review of the Company’s corporate governance practices, has concluded that it is advisable and in the best interests of the Company’s stockholders to amend the Charter to add a provision eliminating “supermajority voting” requirements imposed by the Maryland General Corporation Law (the “MGCL”) and to request approval by the Company’s stockholders of such amendment.

The MGCL imposes a supermajority stockholder voting requirement for approval of material amendments to a company’s charter and for certain extraordinary transactions (such as most consolidations, mergers, share exchanges, transfers of all or substantially all of a company’s assets and dissolutions of the company), requiring approval by the affirmative vote of two-thirds of all votes entitled to be cast on the matter. However, the MGCL also provides that a corporation’s charter may include a provision that requires for any purpose a lesser proportion of stockholder votes than the proportion required under the MGCL, provided that such proportion may not be less than a majority of all the votes entitled to be cast on the matter. Currently, the Charter does not provide for a different voting standard.

Many investors and others have begun to view supermajority voting provisions similar to those imposed by Maryland law and currently applicable to the Company as conflicting with principles of good corporate governance, and an increasing number of companies have eliminated these provisions in recent years. For example, supermajority voting requirements are perceived as “unfriendly” to stockholders, as such requirements can limit the stockholders’ ability to effect change by essentially providing a veto to a large minority of stockholders. Moreover, providing a lower threshold for stockholder votes can increase the ability of stockholders to participate effectively in the Company’s corporate governance. Accordingly, upon weighing the advantages and disadvantages of such provisions, the Board has concluded that it is advisable and in the best interests of our stockholders to eliminate the supermajority voting requirements imposed by the MGCL.

The Board of Directors has adopted resolutions approving and declaring the advisability of an amendment to the Charter, subject to consideration and approval by the Company’s stockholders, to provide that notwithstanding any provision of Maryland law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on the matter.

This amendment will be effected by inserting into the Charter a new Article Ninth as set forth in Appendix A attached to this proxy statement. If Proposal No. 3 is approved by the Company’s stockholders, the amendment to the Charter set forth in this Proposal No. 3 will become effective upon filing the Articles of Amendment incorporating such approved amendment with the State Department of Assessments and Taxation of Maryland, as provided under the MGCL.

The amendments to the Charter proposed under this Proposal No. 3, as well as Proposal No. 4, are set forth in Appendix A, with deletions indicated by strikeout and additions indicated by underline, and reflecting conforming changes in the numbering and cross-references in the Charter that will be made to the extent stockholders approve the amendments. The current provisions and proposed amendments described in each Proposal are qualified in their entirety by reference to the actual text of the Charter as set forth in Appendix A.

The Board of Directors unanimously recommends that stockholders vote “FOR” approval of an amendment to the Charter to eliminate the supermajority voting requirements imposed by the MGCL.

PROPOSAL NO. 4

PROPOSAL TO APPROVE CERTAIN

CLARIFYING AMENDMENTS TO THE CHARTER

The Board of Directors, in its continuing review of the Company’s corporate governance practices, has concluded that it is advisable and in the best interests of the Company’s stockholders to amend the Charter to make certain clarifying amendments in order to update the Charter provisions in accordance with the MGCL. Given that these proposed Charter amendments are intended to clarify, update and conform the Charter, the Board of Directors has determined that stockholders should consider and vote on the amendments as a whole in this Proposal No. 4. Specifically, the Board is proposing the following Charter amendments:

•

In Article Second: amending Article Second to clarify that the purposes for which the Company is formed include carrying on an engineering and consulting business as well as engaging in any other lawful act or activity for which corporations may be organized under the laws of Maryland. This amendment would clarify the purposes for which the Company is formed to eliminate any ambiguity in Article Second;

•	In Article Second: replacing the reference to “Articles of Incorporation” with the reference to “charter of the Corporation,” which is the correct term under the MGCL;

•

In Article Third: updating factual information by replacing the reference to Thomas L. Gough, a former resident agent of the Company who resigned as President and a director of the Company on May 30, 2007, with the reference to the current resident agent of the Company, William M. Bambarger, Jr., the Company’s Chief Financial Officer;

•	In Article Fifth: setting the initial number of directors serving on the Board at seven to accurately reflect the current number of directors; and

•

Deleting in its entirety Article Sixth, which states that there are no provisions for regulation of the internal affairs of the Company, and making certain conforming changes in numbering. The provisions of Article Sixth are not required by the MGCL to be included in the Charter.

The Board of Directors has adopted resolutions approving and declaring the advisability of these clarifying amendments to the Charter, subject to consideration and approval by the Company’s stockholders. These amendments will be effected by amending the Charter as set forth in Appendix A attached to this proxy statement. If Proposal No. 4 is approved by the Company’s stockholders, the amendments to the Charter set forth in this Proposal No. 4 will become effective upon filing the Articles of Amendment incorporating such approved amendments with the State Department of Assessments and Taxation of Maryland, as provided under the MGCL.

The amendments to the Charter proposed under this Proposal No. 4, as well as Proposal No. 3, are set forth in Appendix A, with deletions indicated by strikeout and additions indicated by underline, and reflecting conforming changes in the numbering and cross-references in the Charter that will be made to the extent stockholders approve the amendments. The current provisions and proposed amendments described in each Proposal are qualified in their entirety by reference to the actual text of the Charter as set forth in Appendix A.

The Board of Directors unanimously recommends that stockholders vote “FOR” approval of the clarifying amendments to the Charter.

OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of December 19, 2008, unless otherwise noted, by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director, director Nominee and named executive officer of the Company listed in the Summary Compensation Table and (iii) all executive officers and directors of the Company as a group. The beneficial ownership amounts provided have been adjusted as necessary for the Company’s two-for-one stock split, which was effective August 25, 2008. Except as indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned. Except as indicated, the address of each of the persons named in the table is that of the Company’s principal executive offices at 5000 Philadelphia Way, Lanham, Maryland 20706-4417.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class (1)
Greater-than-Five Percent Stockholders:
FMR LLC 82 Devonshire Street Boston, MA 02109	1,922,390	(2)	11.14%

Royce & Associates, LLC 1414 Avenue of the Americas, 9th Floor New York, NY 10019-2578	1,632,688	(3)	9.46%

Bank of America Corporation et al. 100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255	1,184,818	(4)	6.87%

Chartwell Capital Investors II, L.P. 3120 Independent Square Jacksonville, FL 32202	1,029,812	(5)	5.97%

Executive Officers, Directors and Nominees:
John M. Albertine (6)	30,000		*
James B. Armor, Jr. (6)	10,000		*
Alan W. Baldwin (6)	0		*
Paul G. Casner, Jr. (6)	30,000		*
John B. Higginbotham (6)	0		*
William F. Leimkuhler (6)	64,484		*
R. Doss McComas (6)	70,000		*
William M. Bambarger, Jr. (6)	10,000		*
Elaine M. Brown (6)(7)	10,800		*
Stuart C. Daughtridge (6)(8)	33,906		*
Peter J. Gaffney (6)(9)	74,696		*
James G. Schuetzle (6)	2,800		*
All Directors and Executive Officers as a group (13 persons)	252,990		1.45%

*	Less than one percent of the Common Stock outstanding.

(1)	Percentage based on 17,250,334 shares outstanding as of December 19, 2008.

(2)	Based on a Schedule 13G filed by FMR LLC on November 10, 2008. The reporting person has sole voting power with respect to 502,669 shares and sole dispositive power with respect to all 1,922,390 shares.

(3)	Based on a Schedule 13G/A filed by Royce & Associates, LLC on February 1, 2008. The reporting person has sole voting power and sole dispositive power with respect to all 1,632,688 shares.

(4)	Based on a Schedule 13G filed jointly on February 7, 2008 by Bank of America Corporation, NB Holdings Corporation, Bank of America, NA, United States Trust Company, NA, Columbia Management Group, LLC and Columbia Management Advisors, LLC. Bank of America Corporation and NB Holdings Corporation have shared voting power with respect to 777,064 shares and shared dispositive power with respect to 1,184,818 shares. Bank of America, NA has sole voting power with respect to 170 shares, shared voting power with respect to 676,674 shares, sole dispositive power with respect to 170 shares and shared dispositive power with respect to 1,184,428 shares. United States Trust Company, NA has sole voting power with respect to 220 shares and sole dispositive power with respect to 220 shares. Columbia Management Group, LLC has shared voting power with respect to 776,674 shares and shared dispositive power with respect to 1,184,428 shares. Columbia Management Advisors, LLC has sole voting power with respect to 776,674 shares, sole dispositive power with respect to 1,180,488 shares and shared dispositive power with respect to 3,940 shares.

(5)	Based on a Schedule 13G/A filed by Chartwell Capital Investors II, L.P. on February 14, 2002. The reporting person has sole voting power and sole dispositive power with respect to all 1,029,812 shares.

(6)	Includes shares subject to options currently exercisable or exercisable within 60 days of December 19, 2008, as follows: Dr. Albertine: 30,000 shares; Gen. Armor: 10,000 shares; Mr. Baldwin: 0 shares; Mr. Casner: 30,000 shares; Mr. Higginbotham: 0 shares; Mr. Leimkuhler: 60,000 shares; Mr. McComas: 70,000 shares; Mr. Bambarger: 10,000 shares; Ms. Brown: 0 shares; Mr. Daughtridge: 24,800 shares; Mr. Gaffney: 70,000 shares; Mr. Schuetzle: 2,800 shares; and all current directors and executive officers as a group: 237,600 shares.

(7)	Ms. Brown resigned as the Company’s Executive Vice President, Administration on July 2, 2008.

(8)	Includes 960 shares owned by Mr. Daughtridge’s spouse.

(9)	Mr. Gaffney resigned his position as Executive Vice President, New Business and Technology Development on October 21, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership of the Common Stock with the SEC and NASDAQ. Based on a review of the copies of such reports, the Company believes that during the fiscal year ended September 30, 2008, its executive officers, directors and greater-than-10% stockholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act, except for a Form 4 filed by Peter J. Gaffney reporting the exercise of two stock option awards and the sale of the related shares, which was inadvertently filed late, and a Form 4 reporting the sale of Common Stock by Fursa Alternative Strategies LLC at the time when Fursa was a greater-than-10% stockholder.

EXECUTIVE OFFICERS

Set forth below is certain information regarding the executive officers of the Company not currently serving on the Board of Directors. The age shown below for each executive officer is as of February 26, 2009, the date of the Annual Meeting.

Executive Officers	Age	Position
William M. Bambarger, Jr.	44	Chief Financial Officer and Treasurer
Stuart C. Daughtridge	45	Executive Vice President and General Manager, Space Communications Systems
James J. Frelk	48	Senior Vice President, Corporate Business Development
James B. Kramer	38	Senior Vice President, Commercial Systems
Jeffrey A. Rosolio	59	Executive Vice President, Human Resources and Administration, and Secretary
James G. Schuetzle	54	Executive Vice President, Government Systems

William M. Bambarger, Jr., 44, joined the Company in September 2007 as Chief Financial Officer and was appointed Treasurer on December 5, 2007. Mr. Bambarger previously served as Executive Vice President, Corporate Controller and Chief Accounting Officer at Energy Solutions, LLC (formerly Duratek Inc.), a full-service nuclear fuel cycle company. Prior to joining Duratek in 2001, Mr. Bambarger served as Director of Corporate Accounting for McCormick and Company from 2000 to 2001. Mr. Bambarger holds a Bachelor of Science degree in Accounting from the University of Baltimore and is a Certified Public Accountant.

Stuart C. Daughtridge, 45, joined the Company in January 1999. Mr. Daughtridge currently serves as Executive Vice President and General Manager, Space Communications Systems and acting President of RT Logic, Inc., a wholly-owned subsidiary of the Company. Mr. Daughtridge was appointed to these positions on October 17, 2008. Mr. Daughtridge previously served as the Company’s Executive Vice President, Commercial Division, a position he held since October 2004. In February 2000, Mr. Daughtridge was appointed Vice President of the Commercial Division. From January 1999 to February 2000, he was a senior program manager for the Orion 1, 2 and 3 and New Skies Satellite programs. Prior to joining the Company, Mr. Daughtridge worked in several management positions in the spacecraft engineering and satellite operations division of Orion Satellite Corporation (which later became part of Loral Space & Communications). His last position at Orion was Director of Satellite Operations. From 1990 to 1992, he worked at INTELSAT in spacecraft engineering and satellite operations for the INTELSAT-K spacecraft and the INTELSAT V, IV and VII series of satellites. From 1986 to 1990, he worked for Contel Corporation (which later became part of GTE Corporation) as a spacecraft engineer for NASA’s Tracking and Data Relay Satellite System. Mr. Daughtridge holds a Bachelor of Science degree in Electrical Engineering from Lafayette College.

James J. Frelk, 48, joined the Company in September 2008 as an Executive Management Consultant and advisor to the Company’s Chief Executive Officer and coordinator of the Company’s Senior Executive Advisor Corps (C-Corps) group of executive consultants. Mr. Frelk currently serves as the Company’s Senior Vice President, Corporate Business Development, a position he has held since January 2009. Previously, Mr. Frelk served as Senior Vice President for Government Programs at TerreStar Networks, an integrated mobile satellite services with ancillary terrestrial components communications company, from April 2006 through June 2008. From March 2003 through April 2006, he held various positions at the National Aeronautics and Space Administration (NASA), including Director of NASA Headquarters Operations, Special Assistant to the Assistant Administrator for Infrastructure Management and Deputy Associate Administrator for Program Analysis and Evaluation. In addition to the primary occupations set forth above, Mr. Frelk has been a Principal in the Frelk Family Limited Partnership, with business operations in gravel pit mining, since 1999. Mr. Frelk also currently serves as an Advisor to IAMCO, a provider of investment advisory and other services, a position he has held since May 2008. In addition, from August 2008 through the present date, Mr. Frelk has served (or currently serves) as an Individual Executive Management Consultant to various companies in a range of business areas, including satellite services providers, software companies and providers of mission support engineering services and products.

James B. Kramer, 38, joined the Company in November 1999 and was appointed to Senior Vice President, Commercial Systems in October 2008. Previously he served as Vice President of Commercial Programs from June 2008 to October 2008. In April 2007, he was appointed Director of Commercial Command and Control Systems. From May 2005 to April 2007, Mr. Kramer was a senior program manager for the Intelsat (formerly PanAmSat) programs. From November 1999 until May 2005, he was program manager for the New Skies Satellites programs. Prior to joining the Company, Mr. Kramer worked for Orbital Sciences Corporation as a mission operations lead on the RADARSAT-2 and OrbView-3 programs. From 1992 to 1998, he worked for Orion Satellite Corporation (which later became part of Loral Space & Communications), where he held several positions in the satellite engineering department, most recently as lead satellite bus subsystem engineer on the Orion-2 program. Mr. Kramer holds a Bachelor of Science degree in Aerospace Engineering from the University of Virginia.

Jeffrey A. Rosolio, 59, joined the Company in November 2007 as Executive Vice President, Human Resources and Administration, and was appointed Secretary on July 23, 2008. Mr. Rosolio has over 25 years of experience in human resources and organizational development. He has served as a human resources executive in a variety of industries including information technology, telecommunications, systems integration, software engineering, civil engineering, architecture and local government. Prior to joining the Company, from February 2002 to November 2007, Mr. Rosolio served as Vice President, Human Resources for INDUS Corporation, an information technology company providing high-level IT services to the federal government. Prior to his work at INDUS, Mr. Rosolio also served as Vice President, Human Resources for Datazen Corporation, a manufacturer of computer peripheral equipment, e.spire Communications, Inc., a provider of facilities-based integrated communications, and I-NET, Inc., a leading technology sales and marketing company. Mr. Rosolio holds a Master of Science in Public Administration from the George Washington University and graduated from the University of Maryland at College Park with a Bachelor’s degree in Psychology.

James G. Schuetzle, 54, joined the Company in 1998 and currently serves as Executive Vice President, Government Systems, a position he has held since August 2006. Mr. Schuetzle served as Vice President, Government Division from April 2006 to August 2006 and as Vice President of Air Force Programs from April 2002 to April 2006. Mr. Schuetzle started with the Company in 1998 as Program Manager for the NOAA Polar Antenna Systems Integration contract and, in 2001, became Program Manager for the Air Force Command and Control System – Consolidated Contract. Before joining the Company, Mr. Schuetzle worked for the Lockheed Martin Corporation (formerly Loral Aerospace) from 1984 to 1996. While at Lockheed, Mr. Schuetzle held the positions of Manager of Research & Development and Manager of Mission Operations for the N-STAR satellite program. Mr. Schuetzle holds Bachelor of Science degrees in Computer Science and Business Administration from the University of Maryland.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Committee Report

The Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board of Directors in fulfilling its responsibilities relating to executive compensation. The Compensation Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

Submitted by the members of the Compensation Committee:

Paul G. Casner, Jr., Chairman

John M. Albertine

William F. Leimkuhler

R. Doss McComas

Compensation Discussion and Analysis

Introduction

This section describes our compensation strategy, programs and practices for the executive officers listed in the Summary Compensation Table that follows this discussion. In this proxy statement, we refer to these individuals as our “Named Executive Officers.” In 2008, our Company continued our leadership transition and hired a new Chief Executive Officer, John B. Higginbotham. Our Named Executive Officers in fiscal 2008 include our former interim Chief Executive Officer, Alan W. Baldwin, and one executive officer, Elaine M. Brown, whose employment with the Company terminated during fiscal 2008.

Executive Compensation Philosophy and Overview

Our executive compensation program is designed to provide an overall total direct compensation package that enables us to attract and retain talented employees, provide incentives for performance and create long-term value for our stockholders. Our executive compensation program generally consists of three forms of compensation: base salary; annual cash incentive bonus; and long-term equity-based incentives. Our executive officers also participate in benefit plans available to our employees generally, including a 401(k) savings plan. We do not sponsor a defined benefit retirement plan or deferred compensation plan for any of our employees.

Our executive compensation program is designed to pay for performance and align our executive officers’ interests with stockholder interests. Because our executive officers are in a position to directly influence the Company’s performance, compensation for our executive officers involves a significant proportion of pay that is “at risk” – namely, the annual incentive bonus plan and the value of long-term equity-based incentives. The Compensation Committee believes that our annual incentive bonus plan and equity-based incentives play a significant role in aligning our executive officers’ interests with those of our stockholders. We do not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation.

In accordance with its charter, the Compensation Committee of the Board, which is composed solely of independent members of the Board of Directors, oversees the Company’s overall compensation structure, policies and programs, recommends to the Board for approval the compensation of our executive officers, including our Named Executive Officers (and to the independent members of the Board of Directors with respect to the Chief Executive Officer), and administers our annual cash and equity-based incentive plans. In the performance of its duties, the Compensation Committee annually reviews and determines the compensation of each Named Executive Officer. The recommendations of our Chief Executive Officer play a significant role in the annual compensation-setting process. Our Chief Executive Officer reports to the Compensation Committee on Named Executive Officers’ performance, including his own, and provides recommendations regarding the other Named Executive Officers’ compensation packages. The Compensation Committee has discretion to accept, reject or modify our Chief Executive Officer’s recommendations. Our Chief Executive Officer also consults with and provides recommendations to the Compensation Committee on the design of our annual cash incentive bonus program as discussed further below.

Compensation Considerations

The Compensation Committee strives to make our executive compensation packages competitive with the current practices in our industry and the geographic market in which we conduct business. In addition, the Compensation Committee considers the Company’s budget and performance and each executive officer’s individual contribution and performance, internal pay relationships within the Company, the complexity and importance of each executive officer’s role and responsibility, leadership skills and growth potential, and experience.

Individual Performance. The Compensation Committee reviews the individual performance of our Named Executive Officers when making compensation decisions. At the beginning of each fiscal year, our Named Executive Officers meet with our Chief Executive Officer and develop their performance goals for the year. At the end of the year, our Chief Executive Officer assesses each other executive officer’s performance against these goals and provides the Compensation Committee with a performance appraisal for each executive officer. The Compensation Committee considers this assessment when recommending any base salary increase or annual cash incentive bonus to the Board for approval. The Compensation Committee also considers this assessment when granting any equity-based awards.

Market Data. In fiscal 2008, the Compensation Committee retained an independent compensation consultant, Aon Consulting, to assess the market competitiveness of our executive compensation program in order to assure that our program attracts and retains executive talent essential to achieve our business plans. Aon Consulting provided no other consulting services to the Company in fiscal 2008. For 2008, the scope of the consultant’s work included preparation and presentation to the Compensation Committee of a report on executive compensation trends and a competitive compensation analysis covering the Company’s executives. The Compensation Committee did not “benchmark” fiscal 2008 compensation of our Named Executive Officers to specific guidelines or compensation paid by peer companies. Since the base salaries and annual incentive bonus opportunities for fiscal 2008 for our Named Executive Officers other than Mr. Higginbotham were established prior to the completion of the consultant’s report, the Compensation Committee’s decisions with respect to these matters were not influenced by this market data. However, the Compensation Committee referred to the compensation data provided by its consultant when making certain compensation decisions for fiscal 2008 and 2009 as described further below with respect to each individual compensation element.

The Compensation Committee’s market review was based upon two different sources of compensation data provided by Aon Consulting – a selected peer group of companies and published surveys. The peer companies were approved by the Compensation Committee upon recommendation from Aon Consulting and management and include other publicly held businesses with which we compete for talent in our or similar industries with a size and complexity similar to ours. The peer group data was based on publicly available information. In selecting the companies for inclusion in the peer group, the following factors were considered: net revenues; number of employees; and market capitalization. The peer group companies selected in fiscal 2008 were:

•	Applied Signal Technology

•	Argon St. Inc.

•	Comtec Telecommunications

•	Cubic Corp.

•	Ems Technologies Inc.

•	Globecomm Systems Inc.

•	Harris Stratex Networks Inc.

•	Herley Industries Inc.

•	Loral Space & Communications

•	Orbcomm Inc.

•	Orbital Sciences Corp.

•	Radyne Corp.

•	Telecommunications Systems Inc.

•	Trimble Navigation

•	Viasat Inc.

The survey sources relied upon for our 2008 review generally were broad in scope and contained compensation data from hundreds of similarly sized companies. For fiscal 2008, these survey sources were: the 2007 William M. Mercer Executive Compensation Report, All Organizations/Revenue Less than $500 Million; the 2007-2008 Watson Wyatt Industry Report on Top Management Compensation – Regression, All Organizations/Revenue: $150 Million / $40 Million for subsidiaries; and the 2008 Confidential Radford Executive Survey, All Organizations, $50 Million to $199.9 Million Revenues / Under $50 Million for subsidiaries.

Current Executive Compensation Elements

Base Salary

Purpose. We strive to provide our Named Executive Officers with a competitive base salary that is in line with their roles and responsibilities. We view base salary as an important component of each Named Executive Officer’s overall compensation package. Base salaries are reviewed annually or at the time of promotion or other changes in responsibilities. In determining whether to award base salary increases, the Compensation Committee considers the Company’s business outlook, the Company’s budget, the executive officer’s individual performance, historical compensation, internal pay equity and other factors, including any retention concerns. As previously noted, in fiscal year 2008, the Compensation Committee retained Aon Consulting to conduct a market review of our Named Executive Officers’ base salaries. This review did not affect fiscal 2008 base salaries, but was a factor considered by the Compensation Committee when determining fiscal year 2009 base salaries as described below. Our Chief Executive Officer provides recommendations on base salary increases for Named Executive Officers other than himself.

Fiscal Year 2008 Decisions. In connection with its annual review of base salaries at the beginning of fiscal 2008, the Compensation Committee increased the base salary of two of our Named Executive Officers. Mr. Daughtridge and Mr. Schuetzle each received an increase of approximately 7% based upon each such executive officer’s consistent and sustained performance through significant leadership transition, contributions in fiscal year 2007 and the increasing scope of each such executive officer’s responsibilities. The base salaries for each of our other Named Executive Officers were determined in accordance with employment agreements with those executives and did not change in fiscal 2008. Messrs. Bambarger and Higginbotham did not receive salary adjustments during fiscal year 2008 because they were hired near the end of fiscal year 2007 and in July 2008, respectively.

Fiscal Year 2009 Decisions. The Compensation Committee determined that effective November 1, 2008, each of our Named Executive Officers who continued to be employed in fiscal 2009 would receive an annual salary increase ranging from 8% to 17%.

In determining the fiscal 2009 increases, the Compensation Committee considered the market review that it had requested Aon Consulting perform. The market review indicated that our Named Executive Officers’ fiscal year 2008 base salaries were at the low end of the competitive range relative to our peer group. The Compensation Committee approved base salary increases to bring our Named Executive Officers’ base salaries to a level near the median of our 2008 peer group.

Annual Cash Incentive Bonus

Purpose. In fiscal year 2008, Messrs. Bambarger, Gaffney, Schuetzle and Daughtridge participated in the Integral Systems, Inc. Incentive Compensation Plan for FY 2008 (the “ICP”), which is an annual cash incentive plan designed to pay for performance. In addition to the ICP, an individual performance plan was established for Mr. Baldwin, our interim Chief Executive Officer. The Compensation Committee approved an individual bonus plan for Mr. Baldwin because it was initially contemplated that his service would be limited to a portion of the fiscal year. However, as further described below, Mr. Baldwin ultimately received a bonus payment under the ICP based on performance metrics established for our executive officers since he continued his employment through the end of the fiscal year, after Mr. Higginbotham was appointed as Chief Executive Officer, to assist in the leadership transition.

In fiscal year 2008, the Compensation Committee formalized the ICP and established measurable objective criteria consistent with the Company’s annual operating plan. These objective measures are designed to drive Company performance. Annual bonuses are paid in cash following completion of our fiscal year. Prior to payment, the Compensation Committee reviews and approves the bonus payouts for our eligible Named Executive Officers. The bonuses approved for fiscal year 2008, other than the bonuses for Mr. Baldwin and Mr. Higginbotham (which are described below under “Individual Incentive Plan for our Interim Chief Executive Officer” and “Bonus Opportunity for our Chief Executive Officer”), are indicated in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The cash incentive bonuses for Messrs. Baldwin and Higginbotham are shown in the “Bonus” column of the Summary Compensation Table.

Fiscal Year 2008 ICP Target Opportunities. Each Named Executive Officer participating in the ICP is assigned a target bonus equal to 30% of base pay. The actual bonus payments earned by each employee annually under the ICP may be either less than or greater than their target bonus depending on whether and the extent to which the various performance goals (as discussed below) are achieved in the fiscal year. The actual bonus earned may range from 0% to 200%. The range of bonuses payable to each of our Named Executive Officers under the plan is indicated in the “Grants of Plan-Based Awards for Fiscal 2008” table on page 33. If no corporate or divisional performance goals are achieved, the bonus payout is limited to the portion of the bonus assigned to individual goals. If no goals are achieved, the bonus payout will be zero.

Fiscal Year 2008 Performance Goals. Awards under the ICP in fiscal 2008 were based on (1) Company performance as a whole, (2) the performance of divisions (as applicable) and (3) individual performance. ICP corporate and division goals were recommended by management and reviewed and approved by the Compensation Committee. Individual goals for our Named Executive Officers other than our Chief Executive Officer were recommended by our interim Chief Executive Officer after consultation with each individual executive officer. Individual goals were generally qualitative and reflect key business and strategic objectives for each Named Executive Officer. The corporate and division goals were approved by the Compensation Committee on March 14, 2008, and reflect financial and business performance objectives consistent with the Company’s annual operating plan. The goals were set at levels deemed by the Compensation Committee, with input from management, to be achievable with strong performance by all employees.

Our Named Executive Officers’ bonus opportunities in fiscal 2008 under the ICP are tied in part to the performance of the Company as a whole. Individual awards for Messrs. Bambarger and Gaffney, who are not responsible for a division, are based 50% on the achievement of corporate goals and 50% on the achievement of individual goals. The awards for Messrs. Schuetzle and Daughtridge, who were responsible for the Government and Commercial divisions of the Company, respectively, during fiscal 2008 are determined based 40% on corporate goals, 40% on their respective divisional goals and 20% on individual goals. As described below, attainment of the corporate goals will result in a corporate performance multiplier for each corporate goal.

The Compensation Committee established the following four corporate goals for fiscal year 2008:

Annual Financial Measures for Fiscal 2008	Target	Weight
Revenue	$149.17 million	25%
Operating Income	$19.8 million	25%
Bookings (1)	$127.9 million	25%
Earnings per Share	$0.72/share	25%

(1)	Bookings are calculated by aggregating the contract value for new contracts and change orders awarded during the specified period. Contract value represents future revenue to be earned in connection with performing the services or delivering the product.

These criteria were selected because the Compensation Committee believed they were the key corporate drivers of stockholder value for fiscal year 2008, focusing our Named Executive Officers on growth and profitability. The actual bonus amount paid for each corporate goal was based on a sliding scale for achievement attained in between threshold, target and stretch levels. Each corporate goal was assigned a multiplier based on the level of performance against the plan. The following table illustrates the threshold, target and stretch level of achievement against the plan for each corporate goal and the corresponding percent of the target earned for each metric.

Performance Against Plan (%)	Percent of Target Earned for Revenue & Bookings	Percent of Target Earned for Operating Income & Earnings per Share
Less than 90	0	0
90	50	0
95	75	50
100	100	100
120	200	200

For each corporate goal, if the actual result is less than the target, the Percent of Target Earned decreases on a sliding scale based on the percentage achievement. If the actual result is greater than the target, the Percent of Target Earned increases on a sliding scale up to a maximum of 200%. As shown in the table, emphasis has been placed on achievement of the Operating Income and Earnings per Share goal since the threshold performance for these goals is 95%. If the threshold performance is achieved for the corporate goals, then the Percent of Target Earned for each metric will be 50%. If the stretch performance level is achieved, then the Percent of Target earned will be 200%. The Compensation Committee has the discretion to adjust the corporate performance multiplier for any single goal either up or down based on overall results.

The divisional goals for the Commercial and Government divisions established by the Compensation Committee for fiscal year 2008 that are applicable to Mr. Daughtridge (Commercial) and Mr. Schuetzle (Government) are shown below. The weighting for each goal is also shown in the table.

	Revenue Weight: 34%	Operating Income Weight: 33%	Bookings Weight: 33%(1)
Commercial Division	$32.36 million	$4.66 million	$29.4 million
Government Division	$82.74 million	$5.52 million	$37.0 million

(1)	Bookings are calculated by aggregating the contract value for new contracts and change orders awarded during the specified period. Contract value represents future revenue to be earned in connection with performing the services or delivering the product.

Fiscal Year 2008 Actual Performance and ICP Award Payouts

As noted above, the bonus payouts for our Named Executive Officers participating in the ICP were based on corporate performance measures, divisional performance measures (as applicable) and individual performance assessments. Each of our Named Executive Officers participating in the ICP received a bonus payout that was significantly above his target bonus, primarily as a result of exemplary corporate and divisional results. Mr. Bambarger received 142% of target; Mr. Schuetzle received 141% of target; Mr. Daughtridge received 127% of target; and Mr. Gaffney received 120% of target.

The following table sets forth the actual performance of the corporate performance measures under the ICP compared to the target performance levels. At the time ICP bonuses were due to be paid, the Company’s financial audit had not yet been completed for fiscal year 2008. The bonus amounts paid under the ICP were based on preliminary results that were available at the time and which differed slightly from final audited results. The Compensation Committee exercised its discretion to increase the performance multiplier for the corporate and Government division Bookings targets as a result of the outstanding and exceptional achievement of the Earnings per Share goal as shown in the tables below.

Annual Financial Measures for Fiscal 2008	Target	Actual	% Performance Against Plan
Revenue	$149.17 million	$160.25 million	107%
Operating Income	$19.8 million	$24.64 million	124%
Bookings	$127.9 million	$130.23 million	101.8%
Earnings per Share	$0.72/share	$0.99/share	139%

The following table sets forth the actual performance of the divisional goals established for the Commercial and Government divisions, which, as described above, determine a portion of the bonus payable to Mr. Daughtridge and Mr. Schuetzle, respectively.

Commercial Division

Annual Financial Measures for Fiscal 2008	Target	Actual	% Performance Against Plan
Revenue	$32.36 million	$29.12 million	90%
Operating Income	$4.66 million	$2.73 million	58.5%
Bookings	$29.4 million	$38.04 million	129.4%

Government Division

Annual Financial Measures for Fiscal 2008	Target	Actual	% Performance Against Plan
Revenue	$82.74 million	$83.81 million	101%
Operating Income	$5.52 million	$7.53 million	136%
Bookings	$37.0 million	$37.6 million	101.6%

In addition to the corporate and divisional performance measures, a portion of each Named Executive Officer’s bonus payout was determined based on individual performance as recommended by our Chief Executive Officer. The individual performance considerations are highlighted below:

•

Mr. Bambarger received 99% of this component reflecting his outstanding performance: implementing a new Costpoint accounting system; leading a successful conversion to the Company’s new independent registered public accounting firm; successfully staffing accounting, procurement and contracts personnel; and improving the Company’s internal audit and reporting processes.

•	Mr. Gaffney received 55% of this component reflecting: his leadership and efforts in developing the Company’s five-year strategic plan; his efforts in assisting our Chief Executive Officer and Chief

Financial Officer in developing and executing an external corporate communications program; and his efforts in developing a strategic acquisition plan. Despite his accomplishments, Mr. Gaffney’s individual bonus component was reduced since no new major bookings or acquisitions were achieved in 2008.

•

Mr. Daughtridge, who was responsible for the Commercial division during fiscal 2008, received 99% of this component reflecting his exceptional leadership of this division positioning it for growth in fiscal year 2009 as well as his efforts in successfully integrating RT Logic serving as its acting President.

•

Mr. Schuetzle, who is responsible for the Government division, received 32% of this bonus element reflecting his leadership in the division’s achievement of its revenue and profit goals and the division’s contract performance on all major programs.

Individual Incentive Plan for our Interim Chief Executive Officer

A separate annual incentive bonus plan was initially established for Mr. Baldwin since it was contemplated that his employment as our interim Chief Executive Officer would be limited to a portion of fiscal year 2008. Under his employment agreement, as amended, Mr. Baldwin’s annual bonus opportunity under his individual plan for fiscal 2008 was 60% of his base salary. Eighty percent of his target bonus was based on financial performance criteria, ten percent of his target bonus was based on whether the Company completed at least one acquisition, or entered into at least one binding purchase agreement, of any company on or before December 31, 2008 and another ten percent of his target bonus would be payable if the GOES-R bid was successful on or before December 31, 2008. The financial performance criteria, targets and relative weighting of each metric for the plan was as follows:

Annual Financial Measures for Fiscal 2008	Target	Weight
Revenue	$140 million	20%
Net Income	$13 million	20%
Bookings (1)	$140 million	20%
Backlog (2)	$250 million	20%

(1)	Bookings are calculated by aggregating the contract value for new contracts and change orders awarded during the specified period. Contract value represents future revenue to be earned in connection with performing the services or delivering the product.

(2)	Backlog represents the unfulfilled portion of any outstanding contract.

Because Mr. Baldwin remained employed for the entire year, the Compensation Committee exercised its discretion to award him a bonus under the Company’s ICP rather than under his individual plan. Mr. Baldwin received a bonus payout equal to 131% of a target bonus opportunity of 30% of base salary. Fifty percent of Mr. Baldwin’s bonus award was based on achievement of the corporate performance measures outlined under the ICP and fifty percent was based on individual performance. The Compensation Committee awarded him 78% of the individual bonus component reflecting his outstanding leadership as interim Chief Executive Officer illustrated by the Company’s corporate performance and his efforts to effectively transition leadership to Mr. Higginbotham. The Committee determined, however, to reduce his individual bonus component because the GOES-R bid did not meet expectations in 2008.

Bonus Opportunity for our Chief Executive Officer

Under his employment agreement, Mr. Higginbotham’s target bonus opportunity for fiscal year 2008 is set at 75% of his base salary earned in fiscal 2008 (he earned approximately three months of his annual base salary in fiscal 2008), with an opportunity to receive up to 150% of his base salary earned in fiscal 2008. Mr. Higginbotham’s incentive bonus for fiscal 2008 is discretionary based on corporate objectives established by the Compensation Committee relating to leadership transition and staffing, integration of subsidiaries of the Company and activity regarding strategic acquisitions. Mr. Higginbotham was eligible for a bonus under his employment agreement in fiscal 2008 since he served as the Company’s Chief Executive Officer for three months of the fiscal year. The Compensation Committee determined to award Mr. Higginbotham the maximum amount of the bonus opportunity outlined in his employment agreement to reflect his exceptional leadership in continuing the Company’s on-target progress against its annual operating plan, integrating the Company’s subsidiaries and positioning the Company for strategic acquisitions.

Fiscal Year 2009 Decisions

In December 2008, the Compensation Committee approved the target bonus opportunities of each Named Executive Officer who continues to be an employee of the Company. Our Chief Executive Officer will have an opportunity to earn between 75% to 150% of his base salary. Our Chief Financial Officer’s target bonus opportunity will be equal to 50% of his base salary. Messrs. Schuetzle and Daughtridge will have a bonus opportunity equal to 40% of their respective base salaries. The Compensation Committee increased the bonus opportunity of these Named Executive Officers, other than our Chief Executive Officer, from 30% of base salary in order to bring their target bonus opportunity up to a level the Compensation Committee considers to be competitive with the median of our peer group for each respective position. The Compensation Committee’s decision was based on the market review conducted by the Compensation Committee’s independent consultant in fiscal 2008. As Mr. Baldwin is expected to terminate his employment with the Company in fiscal 2009, he was not assigned a target bonus opportunity under the ICP for fiscal 2009.

Long-Term Equity-Based Incentive Compensation

Purpose. The objectives of our equity-based incentive compensation program are to encourage hiring, retention and stock ownership and to align our executive officers’ interests with those of our stockholders. Historically, and in fiscal year 2008, our Named Executive Officers have received stock options. Stock options are intended to align the interests of the Named Executive Officers with the interests of stockholders by tying a portion of executive compensation to long-term stock price appreciation. In order to achieve this alignment and encourage retention, we have historically granted options to our executive officers that generally vest over a multi-year period. We do not have a policy in place regarding the allocation of long-term incentives for our executive management team relative to other elements of compensation. In fiscal year 2008, as part of its market review, the Compensation Committee engaged Aon Consulting to assist in determining an appropriate level of long-term equity incentive compensation to remain competitive in our industry. In addition to annual stock option awards, our executive officers may receive stock options in connection with the commencement of their employment or upon promotion. In 2008, Mr. Higginbotham received an option award in connection with his commencing employment as Chief Executive Officer.

For administrative convenience, the Board of Directors typically awards annual stock option grants only once per year at a scheduled meeting. Throughout the year, the Compensation Committee may also approve new hire or promotion equity awards. For annual awards, the Compensation Committee’s general policy is to grant stock options on the date it approves them. However, for fiscal year 2008, the grant date of the annual option awards was delayed for several days following an earnings release that coincided with a regularly scheduled Compensation Committee meeting. The exercise price is determined in accordance with the terms of the 2008 Stock Incentive Plan (generally, the closing price on the date of grant) and cannot be less than the fair market value of our Common Stock on the date of grant.

Fiscal Year 2008 Decisions. In awarding stock options in fiscal 2008, the Compensation Committee considered market data, the Company’s budget, the level of responsibility, experience, and an executive officer’s individual performance and contribution to the Company’s performance. The option awards for fiscal year 2008 were larger than historical grants because the Company did not grant equity awards in fiscal years 2006 and 2007.

All equity awards granted in fiscal year 2008 are shown in the Grants of Plan-Based Awards Table on page 33 and have been adjusted to account for our two-for-one stock split that was effective August 25, 2008. Executive officers with the ability to significantly impact long-term strategic objectives received a greater number of annual stock option awards. Consequently, our Chief Executive Officer received the largest annual stock option award because the Compensation Committee believes he has the greatest potential impact on the Company’s long-term strategic objectives. In fiscal 2008, Mr. Baldwin received a significant grant of options that was larger than any other Named Executive Officer, other than the new hire award granted to Mr. Higginbotham on July 29, 2008, in recognition of his outstanding performance as interim Chief Executive Officer and his continued role in the successful transition of his duties to Mr. Higginbotham. Ms. Brown did not receive an option award as her employment with the Company ended on July 2, 2008. Mr. Gaffney also did not receive an option award as it was contemplated his employment with the Company would be ending in fiscal year 2009.

Benefit and Retirement Programs. Our Named Executive Officers are eligible to participate in benefits plans that are available to substantially all of our employees, including participation in the Company’s 401(k) savings plan, medical insurance, dental insurance, life insurance and disability insurance programs.

Perquisites. Except with respect to certain benefits provided to our interim Chief Executive Officer, Mr. Baldwin, the Company does not provide its Named Executive Officers with any additional benefits or perquisites not available to all other employees. Mr. Baldwin received benefits to reimburse his commuting costs for travel to the Company’s headquarters in Lanham, Maryland from his principal place of residence in Chicago. The Company also reimbursed him for his related lodging expenses. The Compensation Committee believed these perquisites were reasonable and in the best interests of the Company. These benefits are described further in the footnotes to the Summary Compensation Table beginning on page 31.

Employment Agreements, Severance Benefits and Change in Control Provisions

In fiscal 2008, the Company was a party to employment agreements with each Named Executive Officer. The agreements provide for, among other things, specified payments in the event of termination of employment in certain circumstances. The Compensation Committee believes that it is important to provide our Named Executive Officers with some measure of financial security in the event their employment is terminated without cause. Our severance arrangements also provide an incentive for our Named Executive Officers to refrain from competing with the Company and to cooperate with the Company both before and after their employment is terminated.

With the exception of Mr. Higginbotham’s employment agreement, our employment agreements with our Named Executive Officers do not provide enhanced severance benefits upon a change in control of the Company. However, under our 2002 Stock Option Plan and our 2008 Stock Incentive Plan, if the Company is involved in a change in control transaction and is not the surviving corporation, all outstanding unvested stock options will vest and become exercisable if they are not assumed by the acquiring entity. The Compensation Committee believes that the interests of our stockholders are best served if the interests of our senior management are aligned with theirs. Mr. Higginbotham’s employment agreement contains additional benefits upon a change in control of the Company that were negotiated at the time he was hired as our Chief Executive Officer. The Compensation Committee believes these benefits were necessary to retain Mr. Higginbotham’s services since the Company was also exploring strategic opportunities at that time. The Compensation Committee believes that the Company’s severance and change in control arrangements are reasonable and consistent with the practices of similarly situated companies.

The Company paid severance benefits to Ms. Brown in connection with her resignation of employment during fiscal year 2008. For a description of the severance benefits and release obtained by the Company from Ms. Brown, see the discussion beginning on page 40. The severance payable to Ms. Brown was awarded in consideration of (1) her transition assistance, (2) an agreement not to engage in competitive activities for six months following her termination of employment and (3) a general release. The Compensation Committee believed the severance compensation paid to Ms. Brown was reasonable, provided for a smooth management transition and minimized management distraction.

For additional information regarding the potential severance benefits payable to our Named Executive Officers under various circumstances, as well as any severance benefits paid in fiscal 2008, see the description under “Potential Payments Upon Termination of Employment and Change in Control” beginning on page 38.

On July 9, 2008, we entered into an amendment to Mr. Baldwin’s employment agreement providing for certain payments and benefits for Mr. Baldwin in connection with his resignation as our interim Chief Executive Officer. Mr. Baldwin remains an employee and executive officer of the Company and will continue to assist Mr. Higginbotham with transitional efforts. Mr. Baldwin also retained his seat on the Board of Directors. Under his employment agreement, as amended, Mr. Baldwin will continue to be employed until June 30, 2009, unless his employment is terminated earlier by the Company.

The Company also entered into a Contract Employee Services Agreement with Mr. Gaffney on October 21, 2008 in connection with his resignation as an employee of the Company. Mr. Gaffney will continue to provide services to the Company as a contract employee and member of the Company’s Senior Executive Advisor Task Force under this agreement for two years. For additional information regarding Mr. Gaffney’s agreement, see the description of the agreement under the discussion of “Employment Agreements” on page 34 and the description under “Potential Payments Upon Termination of Employment and Change in Control” on page 40.

Accounting and Tax Implications of Our Compensation Program

In designing our executive compensation program, the Compensation Committee considers the financial accounting and tax consequences to the Company as well as to our employees. We account for equity compensation paid to our employees under SFAS 123R, which generally requires us to estimate and record an expense over the service period of the award. The SFAS 123R cost of outstanding equity awards is considered by management as part of our equity grant recommendations.

In evaluating the structure of our compensation program, the Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code (the “Code”). Code Section 162(m) limits the Company’s federal tax deduction on compensation paid in excess of $1 million a year to our Chief Executive Officer and our next three most highly compensated Named Executive Officers (other than our Chief Financial Officer). The IRS’s limitation does not apply to compensation that qualifies as “performance based” under federal tax law. Our policy is to structure, to the extent practicable, compensation arrangements with our executive officers to be fully deductible under federal tax law unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. None of our Named Executive Officers was affected by this limitation in fiscal 2008.

We will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, we are prepared, when appropriate, to enter into compensation arrangements under which payments may not be deductible under Code Section 162(m). Thus, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation.

Summary Compensation Table

The following Summary Compensation Table shows the compensation paid, accrued or expensed with respect to our Named Executive Officers during the year indicated:

Name and Principal Position (1)	Year	Salary ($)(2)	Bonus ($)(3)	Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
John B. Higginbotham	2008	83,078	211,194	272,026		—	—	566,298
Chief Executive Officer, President and Director (7)	2007	—	—	—		—	—	—

William M. Bambarger, Jr.	2008	236,827	—	81,550		99,846	13,025	431,198
Chief Financial Officer (8)	2007	2,712	—	3,006		—	—	5,718

Peter J. Gaffney	2008	267,051	—	57,324		95,106	24,926	444,407
Former Executive Vice President, New Business Development and Technology (9)	2007	261,264	80,000	57,324		—	26,014	424,602

James G. Schuetzle	2008	232,925	—	21,844		99,329	25,458	379,556
Executive Vice President, Government Systems (10)	2007	215,644	86,000	6,688		—	23,652	331,984

Stuart C. Daughtridge	2008	233,147	—	26,621		89,323	25,486	374,577
Executive Vice President and General Manager, Space Communications Systems (11)	2007	217,464	87,000	11,465		—	23,868	339,797

Alan W. Baldwin	2008	302,327	88,515	148,202	(13)	—	79,919	618,963
Former Interim Chief Executive Officer and Director (12)	2007	101,545	40,000	273,375		—	40,573	455,493

Elaine M. Brown	2008	194,946	—	8,599		—	268,766	472,311
Former Executive Vice President, Administration (14)	2007	229,767	70,000	11,465		—	21,792	333,024

(1)	The listed positions are those held as of December 19, 2008, unless otherwise indicated.

(2)	Includes any amounts contributed by our Named Executive Officers to our qualified 401(k) savings plan.

(3)	The amount reported for 2008 for Mr. Higginbotham includes a $75,000 sign-on bonus and a discretionary bonus payment of $136,194. The amount reported for Mr. Baldwin in 2008 represents a bonus awarded under the Company’s Incentive Compensation Plan. Mr. Baldwin’s award is being reported as a bonus since the Compensation Committee exercised its discretion to award him a bonus under the Incentive Compensation Plan rather than under his individual incentive compensation plan. See “Compensation Discussion and Analysis – Individual Incentive Plan for our Interim Chief Executive Officer” above for further discussion of Mr. Baldwin’s individual bonus plan and bonus payment. The amounts reported for all Named Executive Officers for fiscal year 2007 represent the discretionary annual cash incentive bonuses paid for fiscal 2007 performance.

(4)

The amounts set forth in this column represent the value of stock options recognized for financial statement reporting purposes for fiscal 2008 disregarding estimates of forfeitures related to service-based vesting conditions. Under the required FAS 123R methodology, the compensation expense reflected is for grants made in fiscal 2008 and grants made in prior years, which continued to be expensed in fiscal 2008. The full FAS 123R grant date fair value of the option awards granted in fiscal 2008 is included in the “Grants of Plan-Based Awards” table included in this proxy statement. For additional information about the assumptions used in these calculations, see Note 13 to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

(5)	The amounts set forth in this column represent the amounts paid under the Company’s Incentive Compensation Plan. See “Compensation Discussion and Analysis – Annual Cash Incentive Bonus” above for further discussion of the payments under this plan. Payments for fiscal year 2008 were approved by the Company’s Compensation Committee at its December 10, 2008 meeting and were paid on December 15, 2008.

(6)	For all Named Executive Officers other than Mr. Baldwin and Ms. Brown, the amounts shown under the All Other Compensation column represent the Company’s matching contribution under our 401(k) plan. For Mr. Baldwin, the amount shown includes $24,879 in 401(k) matching contributions, $12,377 for commuting expenses for travel between the Company’s headquarters and his principal place of residence, $31,633 for related lodging expenses and $11,030 for car rental fees while he worked at the Company’s headquarters. For Ms. Brown, the amount shown includes $21,599 in 401(k) matching contributions and $247,167 in severance costs paid or payable in accordance with her Separation and Release Agreement described on page 40.

(7)	Mr. Higginbotham was appointed as the Company’s Chief Executive Officer and as a member of the Board of Directors on July 9, 2008 and as President of the Company on December 10, 2008.

(8)	Mr. Bambarger commenced employment with the Company as our Chief Financial Officer, effective September 25, 2007.

(9)	Mr. Gaffney was appointed as the Company’s Executive Vice President, New Business Development and Technology effective as of May 30, 2007. Prior to this date, Mr. Gaffney had served as the Company’s Chief Executive Officer. Mr. Gaffney resigned his position as Executive Vice President, New Business and Technology Development effective on October 21, 2008 and entered into a Contract Employee Services Agreement, which governs the terms of his new role as a contract employee and member of the Company’s Senior Executive Advisor Task Force.

(10)	Mr. Schuetzle was appointed as the Company’s Executive Vice President, Government Systems in August 2006.

(11)	Mr. Daughtridge was appointed as the Company’s Executive Vice President, Commercial Division, in October 2004. On October 17, 2008, Mr. Daughtridge was appointed Executive Vice President and General Manager, Space Communications Systems and acting President of RT Logic, Inc.

(12)	Mr. Baldwin resigned as the Company’s interim Chief Executive Officer effective July 9, 2008. He had been serving in this position since May 30, 2007. Mr. Baldwin was replaced as President of the Company by Mr. Higginbotham on December 10, 2008, a position to which Mr. Baldwin was appointed on November 13, 2007. Mr. Baldwin remains an employee and is a member of the Board of Directors.

(13)	Includes $5,325 equal to the value of stock options previously received as a non-employee director recognized for financial statement reporting purposes for fiscal 2008 disregarding estimates of forfeitures related to service-based vesting conditions.

(14)	Ms. Brown resigned as the Company’s Executive Vice President, Administration on July 2, 2008.

Grants of Plan-Based Awards for Fiscal 2008

The following table sets forth information with respect to grants of equity awards to our Named Executive Officers in fiscal 2008. The equity awards granted in 2008 identified in the table below are also reported in the Outstanding Equity Awards at 2008 Fiscal Year-End Table. The stock option awards have been adjusted to account for our two-for-one stock split, which was effective on August 25, 2008. The split was structured in the form of a 100% stock dividend, distributed on September 5, 2008 to stockholders of record on August 25, 2008. As a result of the stock split, outstanding stock option awards were adjusted.

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock & Option Awards ($)(3)
			Threshold	Target	Maximum
			($)	($)	($)
John B. Higginbotham
New Hire Grant	7/23/2008	7/29/2008	—	—	—	550,000	23.03	5,258,825
2008 Option Grant	8/6/2008	8/6/2008	—	—	—	100,000	24.75	952,350
William M. Bambarger, Jr.
Incentive Compensation Plan	3/14/2008	N/A	0	70,500	141,000	—	—	—
2008 Option Grant	7/23/2008	7/29/2008	—	—	—	90,000	23.03	818,460
Peter J. Gaffney (4)
Incentive Compensation Plan	3/14/2008	N/A	0	79,500	159,000	—	—	—
James G. Schuetzle
Incentive Compensation Plan	3/14/2008	N/A	0	70,461	140,922	—	—	—
2008 Option Grant	7/23/2008	7/29/2008	—	—	—	30,000	23.03	272,820
Stuart C. Daughtridge
Incentive Compensation Plan	3/14/2008	N/A	0	70,476	140,952	—	—	—
2008 Option Grant	7/23/2008	7/29/2008	—	—	—	30,000	23.03	272,820
Alan W. Baldwin
Individual Incentive Plan	3/14/2008	N/A	0	180,000	—	—	—	—
2008 Option Grant	7/23/2008	7/29/2008	—	—	—	120,000	23.03	1,091,280
Elaine M. Brown (5)	—	—	—	—	—	—	—	—

(1)	The amounts shown for all Named Executive Officers other than Mr. Baldwin represent the potential payouts under our Incentive Compensation Plan for Fiscal Year 2008. The amount shown for Mr. Baldwin represents the potential payout under his individual incentive bonus plan. For actual amounts paid under the Incentive Compensation Plan to Named Executive Officers other than Mr. Baldwin, see Non-Equity Incentive Plan Compensation under the Summary Compensation Table above. For the amount paid to Mr. Baldwin under the Incentive Compensation Plan, see the Bonus column in the Summary Compensation Table above.

(2)	The options reported under this column were granted under our 2008 Stock Incentive Plan.

(3)	The amounts reported in this column represent the full grant date fair value of the awards calculated in accordance with FAS 123R, using the Black-Scholes option-pricing model. For additional information about the assumptions used in these calculations, see Note 13 to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

(4)	As a result of Mr. Gaffney’s planned departure from the Company following fiscal year 2008, Mr. Gaffney did not receive an option grant in 2008.

(5)	As a result of her departure from the Company in July 2008, Ms. Brown did not participate in the Incentive Compensation Plan for Fiscal Year 2008 and did not receive any equity awards under our 2008 Stock Incentive Plan for fiscal year 2008.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Mr. Higginbotham’s Employment Agreement. The Company entered into an agreement with Mr. Higginbotham that covers the terms of his employment with the Company as Chief Executive Officer on July 9, 2008, as subsequently amended August 7, 2008 (the “Higginbotham Agreement”). The Higginbotham Agreement provides that the Company will cause Mr. Higginbotham to be nominated to the Board of Directors. The term of the Higginbotham Agreement is three years, with automatic renewal periods of twelve months, unless either the Company or Mr. Higginbotham provides at least 180 days’ advance written notice of non-renewal. The financial terms of the Higginbotham Agreement include (1) an annual base salary of $360,000, (2) a one-time signing bonus of $75,000 and (3) an annual target bonus opportunity of 75% of his base salary, with a maximum annual bonus opportunity of up to 150% of his base salary.

Pursuant to the Higginbotham Agreement, the Company granted Mr. Higginbotham stock options to purchase 550,000 shares of Common Stock. The Company also will consider an additional award of stock options (with a target award covering at least 100,000 shares) under the Company’s equity incentive plan on each anniversary of the Higginbotham Agreement. Stock options awarded to Mr. Higginbotham vest in four equal annual installments on the anniversaries of the date of grant (or for future awards, on a schedule that results in vesting at least as quickly), provided that Mr. Higginbotham is still employed with or providing services to the Company. The share numbers have been adjusted to account for the two-for-one stock split, which was effective on August 25, 2008.

Messrs. Bambarger, Schuetzle, Daughtridge and Gaffney’s Employment Agreements. We entered into an employment agreement with Mr. Bambarger, the Company’s Chief Financial Officer, effective as of October 1, 2007, as amended April 30, 2008. Mr. Bambarger’s annual base salary was initially set at $235,000. We entered into an employment agreement with Mr. Schuetzle, the Company’s Executive Vice President, Government Systems, effective as of December 5, 2007. Under the agreement, Mr. Schutetzle’s annual base salary was initially $219,710. We entered into an employment agreement with Mr. Daughtridge, the Company’s Executive Vice President, Commercial Division during fiscal 2008, effective as of December 5, 2007. Under the agreement, Mr. Daughtridge’s annual base salary was initially $220,584. On September 12, 2007, the Company and Mr. Gaffney entered into an employment agreement, pursuant to which Mr. Gaffney was engaged as the Company’s Executive Vice President, New Business Development and Technology. Under the agreement, Mr. Gaffney’s annual base salary was initially $265,012.80. For each of Messrs. Bambarger, Schuetzle, Daughtridge and Gaffney, base salary may be increased, but not decreased, based upon the evaluation of each executive officer’s performance and the compensation policies of the Company. Each of Messrs. Bambarger, Schuetzle, Daughtridge and Gaffney are also eligible to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company as well as any other benefit plans available to other executive officers of the Company. The term of each of the agreements is for a period of three years and will automatically continue to extend for additional one-year terms unless either party gives at least 120 days’ notice prior to the last day of the initial term or any renewal period.

Mr. Gaffney’s Contract Employee Services Agreement. On October 21, 2008, Mr. Gaffney resigned his employment and entered into a Contract Employee Services Agreement (the “Services Agreement”), which governs the terms of his new role as a contract employee and member of the Company’s Senior Executive Advisor Task Force. The Services Agreement replaces Mr. Gaffney’s prior employment agreement described above.

As set forth in the Services Agreement, Mr. Gaffney will provide the following services to the Company:

•	support the technical and strategic aspects of acquisitions as directed;

•	support corporate business development involvement relating to SATCOM;

•	serve as technical advisor to EPOCH IPS product group;

•	support technology and intellectual property inventory assessment and assist development of the Company’s intellectual property strategy as directed; and

•	other duties as directed by the Company’s Chief Executive Officer.

Mr. Gaffney will receive an annual retainer of $291,512. Mr. Gaffney also will be eligible for a performance bonus of up to 40% of his annual aggregate retainer for exceptional satisfaction of his performance of the services set forth in the Services Agreement (at the sole discretion of the Company). In addition, the Company will reimburse Mr. Gaffney for all ordinary, necessary and reasonable expenses incurred or paid by Mr. Gaffney during the term of the Services Agreement. The term of the Services Agreement will end following the completion of the services set forth in the Services Agreement, but in no event later than October 21, 2010.

Mr. Baldwin’s Employment Agreement. The Company and Mr. Baldwin, our former interim Chief Executive Officer, entered into an employment agreement, effective May 30, 2007, when Mr. Baldwin was initially engaged as our interim Chief Executive Officer. In connection with his resignation as our interim Chief Executive Officer, the agreement was amended effective July 9, 2008. Under the amended agreement, which has a term ending June 30, 2009, Mr. Baldwin continued to provide services as an executive to the Company until December 31, 2008.

Under the agreement, Mr. Baldwin’s base salary was set at $300,000 per annum. In addition to his base salary, Mr. Baldwin is entitled to an annual performance bonus of up to 60 percent of his base salary, determined pursuant to criteria established by the Compensation Committee. In connection with his resignation as interim Chief Executive Officer, Mr. Baldwin was also granted 120,000 stock options, which vest in equal installments over three years and have a term of five years.

Ms. Brown’s Employment Agreement and Separation and Release Agreement. On September 12, 2007, the Company and Ms. Brown entered into an employment agreement, pursuant to which Ms. Brown was engaged as Executive Vice President, Administration of the Company. Ms. Brown’s employment agreement had an initial term of three years and automatically extended for an additional year unless either party gave at least 120 days’ notice prior to the last day of the initial term or any renewal period. The agreement set Ms. Brown’s base salary initially at $233,064 per annum. The amount of her salary could be increased, but not decreased, based upon the evaluation of Ms. Brown’s performance and the compensation policies of the Company. In addition to her base salary, Ms. Brown was also entitled to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company in accordance with the terms thereof and in a manner substantially similar to other similarly situated executive officers. Ms. Brown and the Company were subject to this agreement until Ms. Brown resigned as an employee of the Company, effective July 2, 2008. In connection with her resignation, Ms. Brown and the Company entered into a Separation and Release Agreement, dated July 2, 2008, which is described in further detail beginning on page 40 in the “Potential Payments Upon Termination of Employment and Change in Control” section of this proxy statement.

2008 Stock Option Plan

All stock options granted in 2008 were granted under our 2008 Stock Incentive Plan. The 2008 Stock Incentive Plan provides that the closing price on the grant date is used as the exercise price (or strike price) for stock options. The option awards reflected in the Grants of Plan-Based Awards table as the “2008 Option Grant” are grants of qualified and non-qualified stock options to purchase shares of our Common Stock which, with the exception of Mr. Higginbotham’s annual award, were approved by the Compensation Committee on July 23,

2008, and granted to the Named Executive Officers on July 29, 2008, as part of our 2008 annual grant of long-term equity-based incentive awards. Mr. Higginbotham’s annual stock option award was approved and granted on August 6, 2008. These stock options vest ratably over three years on the first, second and third anniversaries of the grant date. Unvested stock options will fully vest and become exercisable to the extent the options are not assumed by an acquiror or successor entity in connection with a change in control (as defined in the option agreements). Stock options are subject to forfeiture and/or time limitations on exercise in the event an executive officer’s employment terminates. Mr. Baldwin’s 2008 Option Grant will also fully vest if he dies or ceases to be a member of our Board other than due to his voluntary resignation.

The option award reflected in the Grants of Plan-Based Awards table as the “New Hire Grant” to Mr. Higginbotham is a grant of non-qualified stock options to purchase shares of our Common Stock, which was approved by the Compensation Committee on July 23, 2008, and granted to Mr. Higginbotham on July 29, 2008, as part of an inducement award to retain his services as our Chief Executive Officer. These options vest ratably over four years on each of the first four anniversaries of the grant date. Any unvested portion of the option will vest and become exercisable in full (1) if a change in control occurs while Mr. Higginbotham is employed or is a service provider, (2) if his employment is terminated without cause by the Company or if he terminates his employment for good reason, or due to death or total disability, or (3) if his employment agreement is not renewed after the initial term. Under the terms of the option award agreement, the options are subject to forfeiture and/or time limitations on exercise in the event his employment terminates.

Annual Incentive Plan Awards

For information regarding the Company’ annual cash incentive plans in fiscal 2008, see the discussion under “Compensation Discussion and Analysis – Annual Cash Incentive Bonus.”

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table shows information about outstanding equity awards held by our Named Executive Officers at September 30, 2008, the fiscal year-end. Historical option awards have been adjusted to account for our two-for-one stock split, which was effective on August 25, 2008. The split was structured in the form of a 100% stock dividend, distributed on September 5, 2008 to stockholders of record on August 25, 2008. As a result of the stock split, outstanding stock option awards were adjusted.

Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John B. Higginbotham	7/29/08	(2)	—	550,000	23.03	7/29/2018
	8/6/08	(3)	—	100,000	24.75	8/6/2018

William M. Bambarger, Jr.	9/25/07	(4)	10,000	40,000	11.25	9/25/2013
	7/29/08	(3)	—	90,000	23.03	7/29/2018

Peter J. Gaffney	5/8/03	(4)	10,000	—	9.46	5/8/2009
	5/5/04	(4)	36,000	—	9.025	5/5/2010
	5/3/06	(4)	24,000	36,000	13.82	5/3/2012

James G. Schuetzle	5/3/06	(4)	2,800	4,200	13.82	5/3/2012
	7/29/08	(3)	—	30,000	23.03	7/29/2018

Stuart C. Daughtridge	5/8/03	(4)	8,000	—	9.46	5/8/2009
	5/5/04	(4)	12,000	—	9.025	5/5/2010
	5/3/06	(4)	4,800	7,200	13.82	5/3/2012
	7/29/08	(3)	—	30,000	23.03	7/29/2018

Alan W. Baldwin	7/29/08	(5)	—	120,000	23.03	7/29/2018

Elaine M. Brown	—		—	—	—	—

(1)	All options granted in 2008 were granted under our stockholder-approved 2008 Stock Incentive Plan. All options granted prior to 2008 were granted under our stockholder-approved 2002 Stock Option Plan, as amended and restated effective as of May 1, 2005 and December 6, 2006.

(2)	These options vest 25% per year over four years on each anniversary of the grant date and expire on the tenth anniversary of the grant date. Any unvested portion of the option award will immediately vest and become exercisable if (1) a change in control occurs while Mr. Higginbotham is an employee or service provider to the Company, (2) Mr. Higginbotham’s employment with the Company is terminated without cause, for good reason, or due to death or disability or (3) Mr. Higginbotham’s employment agreement is not renewed after the initial term.

(3)	These options vest in thirds per year over three years on each anniversary of the grant date and expire on the tenth anniversary of the grant date.

(4)	These options vest or vested 20% per year over five years on each anniversary of the grant date and expire after the sixth anniversary of the grant date. In the event of termination of employment, all unvested options will expire.

(5)	These options vest in thirds per year over three years on each anniversary of the grant date and expire on the tenth anniversary of the grant date. The options fully vest if the participant ceases to be a member of the Board (other than due to voluntary resignation) or if the participant dies.

Option Exercises and Stock Vested During Fiscal 2008

The following table provides information about stock option exercises by our Named Executive Officers during fiscal 2008. The number of shares acquired upon exercise of stock option awards has been adjusted to account for our two-for-one stock split, which was effective on August 25, 2008. The split was structured in the form of a 100% stock dividend, distributed on September 5, 2008 to stockholders of record on August 25, 2008. As a result of the stock split, outstanding stock option awards were adjusted.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)(1)
John B. Higginbotham	—	—
William M. Bambarger, Jr.	—	—
Peter J. Gaffney	26,000	206,126
James G. Schuetzle	30,000	54,619
Stuart C. Daughtridge	8,000	34,389
Alan W. Baldwin	110,000	1,327,345
Elaine M. Brown	12,524	67,416

(1)	Amount reflects the difference between the exercise price of the option and the market price at the time of exercise.

Potential Payments Upon Termination of Employment and Change in Control

Our Named Executive Officers are parties to employment agreements and are subject to other plans or arrangements that provide certain severance benefits upon termination of employment under certain circumstances. Mr. Higginbotham has the greatest potential severance, reflecting his position as Chief Executive Officer and the negotiation to retain his services. Mr. Baldwin has limited severance since it was contemplated that his employment as interim Chief Executive Officer would be limited. The severance benefits payable to our other Named Executive Officers are very similar to each other as described further below.

Employment Agreements

Mr. Higginbotham. Mr. Higginbotham will be entitled to receive one year of continued salary and COBRA health continuation premiums if his employment is terminated without cause or for good reason. Additionally, he is entitled to receive any bonus not yet paid for the prior year’s performance and a bonus for the fiscal year in which his employment is terminated. If Mr. Higginbotham’s employment is terminated as a result of death or disability, he will be entitled to receive (1) one year of continued salary, (2) a bonus for the fiscal year in which his employment is terminated, and (3) acceleration of vesting of any of his initial hire stock option award. Mr. Higginbotham’s initial hire options will also become fully vested and exercisable if his employment is terminated by the Company without cause, by Mr. Higginbotham for good reason, or in the event his agreement is not renewed after the initial term.

Following any change in control (as defined in the Company’s standard form of award agreement for options granted under the 2008 Stock Incentive Plan) before the eighteen month anniversary of his employment agreement and while Mr. Higginbotham is still an employee of or service provider to the Company or if Mr. Higginbotham’s employment is terminated by the Company without cause or if Mr. Higginbotham terminates his employment for good reason prior to the change in control occurring, the Company will pay Mr. Higginbotham a cash bonus based on the per share amount received by stockholders in connection with the change in control: (1) $630,000 if $23/share or less; (2) $355,000 if $23.50/share; (3) $80,000 if $24/share; or (4) $0 if $24.15/share or greater (each as adjusted to reflect a stock split of our Common Stock that occurred in August 2008). For stock prices between any of these figures, the cash bonus will be determined by averaging the distance from each of the closest noted stock prices. In addition, any unvested portion of stock options or any equity awards made to Mr. Higginbotham will immediately vest and become exercisable in full if a change in control occurs at any time while he is still an employee of or service provider to the Company.

Mr. Higginbotham’s employment agreement further provides that the Company will pay Mr. Higginbotham an amount equal to any excise tax imposed on any payments and benefits provided to Mr. Higginbotham upon his termination following a change in control if such payments and benefits are considered “parachute payments” under Section 280G of the Code. Finally, Mr. Higginbotham also is subject to certain restrictive covenants relating to non-competition, non-solicitation, confidentiality and non-disparagement. Mr. Higginbotham has agreed that for a period of one year following the termination of his employment, he will not engage in a business that competes against the business of the Company (as defined in the agreement) in any geographic area in which the Company engages in such business. He has also agreed that for a period of 24 months after the termination of his employment, he will not solicit or induce any employees of the Company to leave their employment with the Company.

“Cause” is defined in Mr. Higginbotham’s employment agreement to mean: (i) the repeated and material failure to perform his material duties under his employment agreement, or to follow the Company’s policies and procedures applicable to executive officers of the Company in effect from time to time, after notice and a reasonable opportunity to cure; (2) willful malfeasance in connection with the performance of his duties under his employment agreement; (3) being convicted of, or pleading guilty or nolo contendere to, or being indicted for a felony or other crime involving theft, fraud or moral turpitude; (4) fraud or embezzlement against the Company; (5) the failure to comply with, in any material respects, any proper and lawful written direction of the Board related to the provision of services to the Company that is not inconsistent with his employment agreement, after notice to Mr. Higginbotham of such failure and a 30-day opportunity to cure; or (6) the material violation of any of the restrictive covenants set forth in his employment agreement.

“Good Reason” is defined in Mr. Higginbotham’s employment agreement to mean his voluntary termination for one of the following reasons: (1) a material diminution of his authority, responsibilities, or position from those set forth in his employment agreement; (2) a reduction in his base salary or target bonus; (3) a required relocation of his principal place of business more than 50 miles from the applicable location specified in his agreement; (4) written notification by the Company of non-renewal of the agreement at least 120 days prior to the last day of the term or any renewal period; or (5) a material breach by the Company of a material term of his employment agreement. The Company will have an opportunity to cure the good reason within thirty days after receiving notice from Mr. Higginbotham.

Mr. Baldwin. Mr. Baldwin will receive 18 months of COBRA health continuation premiums if his employment is terminated or upon the expiration of the term of his employment agreement. In addition, stock options awarded to Mr. Baldwin in 2008 will become fully vested and exercisable in the event of his death or if his service as a member of the Board terminates other than due to his voluntary resignation.

Messrs. Bambarger, Gaffney, Daughtridge and Schuetzle. Under their respective employment agreements, Messrs. Bambarger, Gaffney, Daughtridge and Schuetzle are entitled to receive continued payments equal to 12 months base salary (net of any compensation received from any third-party employer during this severance period) and payment of COBRA health benefit premiums in the event the Company terminates their employment without cause. Mr. Bambarger is also entitled to this severance if his employment is terminated for good reason. Upon termination for death, total disability or without cause, these Named Executive Officers are generally entitled to a bonus for the fiscal year in which the termination date occurs, pro-rated for the period of employment in such fiscal year.

Messrs. Bambarger, Gaffney, Schuetzle and Daughtridge have each agreed that for a period of one year following the termination their employment they will not engage in a business that competes against the business of the Company (as defined in their respective agreements) in any geographic area in which the Company engages in such business. Each of them have also agreed that for a period of 24 months after the termination of their employment, they will not solicit or induce any employees of the Company to leave their employment with the Company. Each of them are also subject to certain restrictive covenants relating to confidentiality and non-disparagement.

“Cause” is expressly defined in the agreements of these Named Executive Officers as: (1) material failure to perform duties under the agreement or to follow the Company’s policies and procedures applicable to executive officers of the Company, after notice and a reasonable opportunity to cure; (2) willful malfeasance by the executive officer in connection with performance of duties; (3) being convicted of, or pleading guilty to, or being indicted for a felony or other crime involving theft, fraud or moral turpitude; (4) fraud or embezzlement against the Company; (5) failure of the executive officer to obey in any material respect any proper direction from the Board or the Chief Executive Officer, as applicable; or (6) the material violation of any confidentiality, non-compete or other restrictive covenant. With respect to Mr. Gaffney, “cause” is also defined to mean, based on the results of an investigation with the SEC, the Board’s determination that Mr. Gaffney’s conduct or actions represented willful malfeasance in connection with the performance of his job.

“Good Reason” is defined under Mr. Bambarger’s agreement as: (1) any material diminution of any of Mr. Bambarger’s significant duties; (2) any material breach of the employment agreement by the Company; (3) any material reduction in Mr. Bambarger’s aggregate base salary and bonus opportunities; or (4) any relocation of Mr. Bambarger’s principal place of employment to a location more than 50 miles from the Company’s current headquarters.

Mr. Gaffney’s Services Agreement. As discussed earlier, Mr. Gaffney entered into the Services Agreement on October 21, 2008. If, before October 21, 2010, the Company terminates Mr. Gaffney’s employment without cause (as defined in the Services Agreement) or due to death or disability, subject to Mr. Gaffney’s execution and non-revocation of the Company’s standard form of release of all known claims, the Company will continue to pay Mr. Gaffney for a one-year period his annual retainer of $291,512. If, however, during that one-year period, Mr. Gaffney receives any compensation from a third-party employer, the Company’s payments owed to Mr. Gaffney will be reduced by the amount of compensation he receives from such third-party employer during that one-year period.

The Services Agreement continues the non-competition and non-solicitation obligations under Mr. Gaffney’s prior employment agreement. Mr. Gaffney also will be subject to certain restrictive covenants relating to confidentiality and intellectual property ownership.

Ms. Brown. As noted above, Ms. Brown resigned as an employee of the Company, effective July 2, 2008. Under her Separation and Release Agreement, the Company agreed to pay severance consisting of (1) continued payment of her base salary ($233,064) for twelve months (net of any third-party employer compensation that Ms. Brown may receive) and (2) payment of any COBRA premiums due for Ms. Brown and her covered dependents under the Company’s group health insurance programs to the extent coverage is elected. In exchange for this severance, Ms. Brown gave the Company a general release of claims, except that the Indemnification Agreement between the Company and Ms. Brown, effective December 4, 2002, and the Affirmation and Undertaking Re: Advance for Expenses between them, dated October 18, 2006, remain in full force and effect. The Company also agreed to amend Ms. Brown’s post-employment non-competition restriction from one year to six months.

Stock Option Plan. Under our 2002 Stock Option Plan, as amended and restated December 6, 2006, and under the option award agreements for options granted in 2008 under the 2008 Stock Incentive Plan, if the Company is not the surviving corporation in any merger, sale of assets or sale of stock, consolidation or corporate reorganization involving the Company, the vesting of all stock options will accelerate and become exercisable immediately prior to the transaction if the options are not assumed by the acquiring entity. Upon the closing of the change in control transaction, all outstanding options will terminate.

The table below quantifies the compensation that would become payable under existing plans and arrangements if each Named Executive Officer’s employment, other than Ms. Brown’s, had terminated on September 30, 2008. The table also shows the additional value that our Named Executive Officers would have received if a change in control occurred on September 30, 2008 if all unvested options held by each executive officer were to vest upon a change in control using the closing price of our Common Stock on the last trading day of the fiscal year, which was $20.77. Since Ms. Brown resigned her employment with the Company on July 2, 2008, the amounts shown in the table reflect the actual payments she received or is entitled to receive following her departure under the Separation and Release Agreement described on page 40. Amounts shown for all other Named Executive Officers are estimates only, as the actual obligation can only be determined at the time of the Named Executive Officer’s separation from our Company. The amounts described below are in addition to benefits that are generally available to our employees such as distributions under our 401(k) plan, disability or life insurance benefits and accrued vacation.

Potential Payments Upon Termination or Change in Control

Name	Severance Amount ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Health Benefit Continuation ($)(3)	Estimated Tax Gross-Up ($)	Total ($)
John B. Higginbotham
Change in Control	1,126,194	0	15,049	0	1,141,243
Good Reason	1,126,194	0	15,049	—	1,141,243
Without Cause	1,126,194	0	15,049	—	1,141,243
For Cause	—	—	—	—	—
Death	496,194	0	—	—	496,194
Disability	496,194	0	—	—	496,194
Non-Renewal of Employment Agreement	136,194	0	—	—	136,194
William M. Bambarger, Jr.
Change in Control	—	380,000	—	—	380,000
Good Reason (including non-renewal)	334,846	—	14,103	—	348,949
Without Cause	334,846	—	14,103	—	348,949
For Cause	—	—	—	—	—
Death	99,846	—	—	—	99,846
Disability	99,846	—	—	—	99,846
Peter J. Gaffney
Change in Control	—	250,200	—	—	250,200
Good Reason	—	—	—	—	—
Without Cause	360,106	—	14,103	—	374,209
For Cause	—	—	—	—	—
Death	95,106	—	—	—	95,106
Disability	95,106	—	—	—	95,106
James G. Schuetzle
Change in Control	—	29,190	—	—	29,190
Good Reason	—	—	—	—	—
Without Cause	334,199	—	15,049	—	349,248
For Cause	—	—	—	—	—
Death	99,329	—	—	—	99,329
Disability	99,329	—	—	—	99,329

Name	Severance Amount ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Health Benefit Continuation ($)(3)	Estimated Tax Gross-Up ($)	Total ($)
Stuart C. Daughtridge
Change in Control	—	50,040	—	—	50,040
Good Reason	—	—	—	—	—
Without Cause	324,244	—	15,049	—	339,293
For Cause	—	—	—	—	—
Death	89,323	—	—	—	89,323
Disability	89,323	—	—	—	89,323
Alan W. Baldwin
Change in Control	—	0	—	—	0
Good Reason	—	—	—	—	—
Without Cause	—	0	15,531	—	15,531
For Cause	—	—	—	—	—
Death	—	0	—	—	0
Disability	—	—	—	—	—
Expiration of Term of Employment Agreement	—	0	15,531	—	15,531
Elaine M. Brown (4)	233,064	—	14,103	—	247,167

(1)	Includes the one-time multiple of salary and bonus award, as applicable, as outlined in the narrative above. For Mr. Higginbotham, this amount also includes the cash bonus described in the narrative above.

(2)	The estimated amount of benefit was calculated by multiplying the number of unvested options held by the applicable Named Executive Officer by the difference between the closing price of our Common Stock on the last trading day of the fiscal year, which was $20.77, and the exercise price of the option.

(3)	Includes the cost of premium payments for COBRA continuation coverage as outlined in the narrative above.

(4)	Ms. Brown departed from the Company on July 2, 2008. The amounts shown reflect the amounts paid and payable under her Separation and Release Agreement dated July 2, 2008.

Non-Employee Director Fiscal 2008 Compensation

Our non-employee directors receive a combination of equity and cash compensation for service on our Board of Directors. The two directors who are Company employees – Mr. Baldwin and Mr. Higginbotham – do not receive cash Board fees or equity for their Board service.

At the beginning of fiscal year 2008, non-employee directors, other than the Chairman of the Board, received an annual retainer of $24,000. Additionally, each non-employee director received $6,000 per year for service on a committee, up to a maximum of two committees. Effective March 15, 2008, the Board of Directors made certain changes to the compensation payable to our non-employee directors other than the Chairman of the Board. The annual retainer for non-employee directors, other than the Chairman, was increased to $36,000. The committee fee structure was also changed. Effective March 15, 2008, the chairperson of the Compensation Committee and Audit Committee each is entitled to receive $6,000 per year for his services. Each member of the Audit Committee (including the chairperson) is eligible to receive an additional $6,000 per year for his services on the Audit Committee. No change was made to the fee structure for the Chairman of the Board. For fiscal year 2008, our Chairman, Dr. Albertine, received an annual cash retainer of $48,000 and $12,000 per year for his services on any committee, up to a maximum of two committees. All Board and committee retainer fee amounts are paid in equal quarterly installments.

In additional to regular fees, directors may receive additional compensation for their services. In fiscal year 2008, the Board approved a one-time payment in the amount of $6,000 to each of Messrs. Casner and Leimkuhler for additional services rendered as Board members. The Company also pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending board, committee and stockholder meetings and other Company business-related events.

In fiscal year 2008, options to purchase Common Stock under our 2008 Stock Incentive Plan were awarded to non-employee directors. The number of options and the per-share exercise price are shown in the table below.

Director Grants of Plan-Based Awards in Fiscal Year 2008

The stock option awards have been adjusted to account for our two-for-one stock split, which was effective on August 25, 2008. The split was structured in the form of a 100% stock dividend, distributed on September 5, 2008 to stockholders of record on August 25, 2008. As a result of the stock split, outstanding stock option awards were adjusted.

Name	Grant Date (1)	Initial Option Grant: Number of Securities Underlying Options (#)	Annual Option Grant: Number of Securities Underlying Options (#)	Exercise Price ($/Sh)(2)	Fair Value at Grant ($)(3)
John M. Albertine, Chairman	7/29/08	—	10,000	23.03	90,940
James B. Armor, Jr. (4)	3/14/08	30,000	—	12.64	107,250
	7/29/08	—	10,000	23.03	90,940
Paul G. Casner, Jr.	7/29/08	—	10,000	23.03	90,940
William F. “Mickey” Harley III (5)	—	—	—	—	—
William F. Leimkuhler	7/29/08	—	10,000	23.03	90,940
R. Doss McComas	7/29/08	—	10,000	23.03	90,940

(1)	One-third of the annual grant options vest on each of the first three anniversaries of the grant date. All annual grant options expire on the tenth anniversary of the grant date. One-third of the initial grant options vested on the grant date and one-third of the options vest on each of the first and second anniversaries of the grant date. The initial grant options expire on the fifth anniversary of the grant date. In the event of a Change in Control (as defined in the award agreements) all unvested options immediately vest.

(2)	The exercise price is equal to the closing price of the Company’s Common Stock as quoted on NASDAQ on the grant date.

(3)	The amounts reported in this column represent the full grant date fair value of the awards calculated in accordance with FAS 123R, using the Black-Scholes option-pricing model. For additional information about the assumptions used in these calculations, see Note 13 to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

(4)	Gen. Armor was appointed as a director effective March 14, 2008.

(5)	Mr. Harley resigned as a director effective February 25, 2008.

The following table sets forth the total cash and equity compensation paid to our non-employee directors for their service on the Board of Directors and committees of the Board of Directors during fiscal 2008.

Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
John M. Albertine, Chairman	72,000	58,707	130,707
James B. Armor, Jr. (3)	19,780	58,677	78,457
Paul G. Casner, Jr.	48,593	58,899	107,492
William F. “Mickey” Harley III (4)	14,538	12,083	26,621
William F. Leimkuhler	51,593	53,382	104,976
R. Doss McComas	42,297	53,382	95,679

(1)	The amounts set forth in this column represent the value of stock options recognized for financial statement reporting purposes for fiscal 2008 disregarding estimates of forfeitures related to service-based vesting conditions. Under the required FAS 123R methodology, the compensation expense reflected is for grants made in fiscal 2008 and grants made in prior years that continued to be expensed in fiscal 2008. For additional information about the assumptions used in these calculations, see Note 14 to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2008. The amounts in this column differ from amounts shown in the prior table entitled “Director Grants of Plan-Based Awards in Fiscal Year 2008,” because that table includes the full fair value as of the grant date of stock options granted during fiscal 2008 as calculated under FAS 123R.

(2)	At September 30, 2008, our non-employee directors had the following outstanding stock option awards, some of which were not fully vested: John M. Albertine, 50,000 options; James B. Armor, Jr., 40,000 options; Paul G. Casner, Jr., 50,000 options; William F. Leimkuhler, 80,000 options; R. Doss McComas, 90,000 options. These outstanding option awards have been adjusted to account for our two-for-one stock split, which was effective August 25, 2008.

(3)	Gen. Armor was appointed as a director effective March 14, 2008.

(4)	Mr. Harley resigned as a director effective February 25, 2008.

OTHER MATTERS

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s current and recent former directors, director nominees, current and recent former executive officers, greater than five percent stockholders, and their immediate family members where the amount involved exceeds $100,000 (each, a “Related Person”).

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under similar circumstances and the materiality of the Related Person’s interest in the transaction.

The Audit Committee has considered and adopted standing pre-approvals under the policy for certain limited transactions with Related Persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the appropriate committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

•

employment by the Company of an executive officer of the Company if (a) the related compensation is required to be reported in the Company’s proxy statement under the SEC’s compensation disclosure requirements or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under the SEC’s compensation disclosure requirements;

•

certain transactions with other companies, charitable organizations, foundations or universities at which the Related Person’s only relationship is as an employee (other than an executive officer), director and/or, in the case of a company, beneficial owner of less than 10% of an equity interest in the company, if the aggregate amount involved does not exceed the greater of $200,000 or 5% of that company or charitable organization’s total annual revenues;

•

certain transactions where the Related Person’s interest arises solely from the ownership of the Company’s Common Stock and holders of the Company’s Common Stock received the same benefit on a pro rata basis;

•	transactions involving a Related Person where the rates or charges involved are determined by competitive bids; and

•	transactions with a Related Person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Certain Relationships and Related Transactions

On February 29, 2008, the Company entered into a Stock Repurchase Agreement with Fursa Alternative Strategies LLC (“Fursa”) to repurchase 2,129,944 shares of the Company’s Common Stock that Fursa beneficially owned on behalf of its affiliated investment funds and separately managed accounts over which it exercised discretionary authority. The repurchased shares represented approximately 11% of the Company’s total shares of Common Stock outstanding as of February 29, 2008, and Fursa’s entire ownership interest in the Company. The shares were repurchased at a purchase price of $11.00 per share, which totaled approximately $23.4 million in the aggregate. In accordance with the Company’s Related Person Transaction Policies and

Procedures (described above), prior to the transaction the Audit Committee reviewed the material facts of the repurchase and approved the repurchase. William F. Harley III, a director of the Company until his resignation on February 25, 2008, also served as the President and Chief Investment Officer of Fursa at the time of this transaction. The share and per share numbers have been adjusted to account for the two-for-one stock split, which was effective on August 25, 2008.

Stockholder Proposals and Director Nominations at Annual Meetings

The Bylaws provide that, to be properly brought before the annual meeting, business must be (1) specified in the notice of the annual meeting (or any supplement thereto) given by the Company pursuant to the Bylaws, (2) brought before the annual meeting by or under the direction of the Board of Directors (or the Chairman of the Board, the Chief Executive Officer or the President), or (3) properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. The Bylaws provide that nominations of persons for election to the Board of Directors of the Company may be made at the annual meeting, by or under the direction of the Board of Directors, or by any nominating committee or person appointed by the Board of Directors, or by any stockholder of the Company entitled to vote for the election of directors at the annual meeting who complies with the notice procedures set forth below. Such nominations, other than those made by or under the direction of the Board of Directors or by any nominating committee or person appointed by the Board of Directors, can only be made pursuant to timely notice in writing to the Secretary of the Company.

In each case, to be timely, such stockholder’s notice must be delivered to or mailed to and received by the Secretary of the Company at the principal executive offices of the Company, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of the annual meeting. If, during the prior year the Company did not hold an annual meeting, or if the date of the annual meeting has changed more than 30 days from the first anniversary of the prior year’s annual meeting (other than as a result of adjournment), then, to be timely, such stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement (as described in the Bylaws) of the date of the annual meeting is first made. Accordingly, for our 2010 annual meeting, notice of a nomination or proposal must be delivered to us no later than November 28, 2009 and no earlier than October 29, 2009.

Such stockholder’s notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of the Company’s Common Stock that are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations under the Exchange Act; (ii) as to each matter the stockholder proposes to bring before the annual meeting, (a) a brief description of the business desired to be brought before the annual meeting, (b) the reasons for conducting such business at the annual meeting, and (c) any material interest of the stockholder in such business; and (iii) as to the stockholder giving the notice, (a) the name and address of the stockholder, and (b) the class and number of shares of the Company’s Common Stock that are beneficially owned by the stockholder. The Company may require any proposed nominee or stockholder to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company or the eligibility of the stockholder to bring business before the annual meeting.

If a stockholder intends to present a stockholder proposal at the 2010 annual meeting in a manner other than by the inclusion of the proposal in the Company’s proxy statement and proxy relating to that meeting, unless the stockholder has timely notified the Company of such intention pursuant to the notice requirements set forth above, the proxies named by the Company may exercise their discretionary voting authority on the matter in accordance with their best judgment.

Stockholder Proposals for Inclusion in 2010 Proxy Materials

Pursuant to applicable rules under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Company’s 2010 proxy statement and proxy card. Any such stockholder proposals must be submitted in writing to the Secretary of the Company no later than September 23, 2009. Any such stockholder proposal should be addressed to Jeffrey A. Rosolio, Secretary, and delivered to the Company’s principal executive offices.

Householding

The broker, bank or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Company’s proxy statement and annual report to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to Jeffrey A. Rosolio, Secretary, Integral Systems, Inc., 5000 Philadelphia Way, Lanham, Maryland 20706-4417 or by calling 301-731-4233. You may also obtain a copy of the proxy statement and annual report from the Company’s website (www.integ.com/investing). Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Availability of Annual Report on Form 10-K

The Company’s Annual Report to stockholders on Form 10-K for the fiscal year ended September 30, 2008 is included with these proxy solicitation materials. A copy of the Company’s Annual Report, including the financial statements and the financial statement schedules included therein, is also available without charge by visiting the Company’s website (www.integ.com/investing) or upon written request to the Company at 5000 Philadelphia Way, Lanham, Maryland 20706-4417, Attn.: Jeffrey A. Rosolio, Secretary.

BY ORDER OF THE BOARD OF DIRECTORS

John B. Higginbotham
Chief Executive Officer and President

January 21, 2009

Lanham, Maryland

APPENDIX A

AMENDMENTS TO THE

CHARTER OF INTEGRAL SYSTEMS, INC.

FIRST: The name of the corporation is INTEGRAL SYSTEMS, INC. (hereinafter the “Corporation”).

SECOND: The purposes for which the Corporation is formed are:

To carry on an engineering services and consulting business, to engage in any other lawful act or activity for which corporations may be organized under the laws of Maryland and to engage in any transaction deemed necessary, convenient or incidental to the foregoing purpose.

In aid of, or in connection with, the foregoing, or in the use, management, improvement, or disposition of its property, the Corporation shall have the power:

(a) To do all things lawful, necessary or incidental to the accomplishment of the purposes set forth above; to exercise all lawful powers possessed by Maryland corporations of similar character; to enter into partnerships or joint ventures, and to engage in any business in which a corporation organized under the laws of Maryland may engage, except any business that is required to be specifically set forth in the ~~Articles of Incorporation~~charter of the Corporation.

(b) The objects, powers and purposes specified in any clause or paragraph hereinbefore contained shall be construed as objects and powers in furtherance and not in limitation of the general powers conferred upon corporations by the laws of the State of Maryland, and it is hereby expressly provided that the foregoing enumeration of specific powers shall in no way limit or restrict any other power, object or purpose of the Corporation or in any manner affect any general powers or authority of the Corporation.

THIRD: The post office address of the principal office of the Corporation in Maryland is 5000 Philadelphia Way, Suite A, Lanham, Prince George’s County, Maryland 20706. The name and post office address of the resident agent of the Corporation in Maryland is ~~Thomas L. Gough~~William M. Bambarger, Jr. at the same address.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is one class of Forty Million (40,000,000) shares of common stock with par value of $0.01 per share. The aggregate par value of all shares of the Corporation’s stock is $400,000.

FIFTH: The number of directors shall initially be set at ~~six~~seven (~~6~~7) members. The number of directors may be increased or decreased by the Board of Directors pursuant to the bylaws of the Corporation.

~~SIXTH: Provisions for regulation of the internal affairs of the Corporation are: None.~~

~~SEVENTH~~SIXTH: The Corporation shall exist perpetually.

~~EIGHTH~~SEVENTH: No holder of any shares of stock of the Corporation, and no holder of any other security issued by the Corporation, whether now or hereafter authorized, shall have any pre-emptive rights.

~~NINTH~~EIGHTH: The Corporation shall indemnify as determined by the Board of Directors any person who is serving or has served as a director or officer or employee or agent of this Corporation to the extent permitted by Maryland Law, who has been made, or is threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that the person is or was a director or officer or employee or agent of the Corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to an employee benefit plan of the Corporation, or serves or served at the request of the

A-1

Corporation as a director, or as an officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise, or as an employee, or as an agent, except in relation to matters as to which such person is adjudged in such action, suit or proceedings or otherwise determined to be liable for negligence or misconduct in the performance of duty.

In addition, the Corporation as determined by the Board of Directors shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings, in advance of this final disposition of such proceedings, to the extent permitted by the Maryland law.

NINTH: Notwithstanding any provision of Maryland law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

A-2

PLEASE MARK VOTES

AS IN THIS EXAMPLE

REVOCABLE PROXY INTEGRAL SYSTEMS, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF INTEGRAL SYSTEMS, INC.

The undersigned acknowledge(s) receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended September 30, 2008. The undersigned further hereby appoint(s) Jeffrey A. Rosolio and Tory Harris, and each of them, with full power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Integral Systems, Inc. Common Stock held in the name of the undersigned and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held February 26, 2009 and at any adjournment(s) or postponement(s) thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

Please be sure to date and sign this proxy card in the box below.

Date

Owner Sign above

Joint Owner (if any) Sign above

For All

Withhold from All

For All Except

Proposal 1—To elect as directors the following nominees:

John M. Albertine

John B. Higginbotham

James B. Armor, Jr.

William F. Leimkuhler

Alan W. Baldwin

R. Doss McComas

Paul G. Casner, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

The Board of Directors Recommends a Vote “FOR” the Election of Each of the Nominees Listed Above.

Proposal 2—To ratify the action of the Audit Committee of the Board of Directors in appointing Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.

Proposal 3—To approve an amendment to the Company’s Charter to eliminate the supermajority voting requirements imposed by the Maryland General Corporation Law.

Proposal 4—To approve certain clarifying amendments to the Company’s Charter, which are consistent with the Maryland General Corporation Law.

For

Against

Abstain

The Board of Directors Recommends a Vote “FOR” Each of the Proposals Listed Above.

Detach above card, sign, date and mail in postage-paid envelope provided.

INTEGRAL SYSTEMS, INC.

5000 PHILADELPHIA WAY LANHAM, MARYLAND 20706-4417

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED HEREIN. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO VOTING INSTRUCTIONS ARE GIVEN HEREIN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” EACH OF THE SEVEN NOMINEES SET FORTH IN PROPOSAL NO. 1, “FOR” THE PROPOSALS SET FORTH IN PROPOSAL NOS. 2, 3 AND 4, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE ANNUAL MEETING.

If stock is jointly held, each joint owner should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.